UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. 1)

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☐	Soliciting Material Pursuant to §240.14a-12

IAC/InterActiveCorp
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 24, 2006

Dear Stockholder:

You are invited to attend the 2006 Annual Meeting of Stockholders of IAC/InterActiveCorp, which will be held on Tuesday, June 20, 2006 at 9:00 a.m., local time, at Le Parker Meridien Hotel, 118 West 57th Street, New York, New York 10019.

At the 2006 Annual Meeting, you will be asked to elect 12 directors and to ratify the appointment of Ernst & Young LLP as IAC’s independent registered public accounting firm. The Board of Directors unanimously recommends a vote FOR each of these proposals.

It is important that your shares be represented and voted at the 2006 Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the 2006 Annual Meeting, please complete, sign, date and return the accompanying proxy card in the enclosed envelope to make certain your shares will be represented at the meeting. You may also submit a proxy for your shares by telephone or through the internet by following the instructions on the enclosed proxy card.

I look forward to greeting those of you who will be able to attend the meeting.

Sincerely,

Barry Diller
Chairman and Chief Executive Officer

152 WEST 57TH STREET 42ND FLOOR NEW YORK, NEW YORK 10019 212.314.7300 FAX 212.314.7309

IAC/INTERACTIVECORP
152 West 57th Street
42nd Floor
New York, New York 10019

NOTICE OF 2006 ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

IAC/InterActiveCorp (“IAC”) is providing this proxy statement to holders of our common stock, Class B common stock and Series B preferred stock in connection with the solicitation of proxies by IAC’s Board of Directors for use at the 2006 Annual Meeting of Stockholders to be held at 9:00 a.m., local time, on Tuesday, June 20, 2006, at Le Parker Meridien Hotel, 118 West 57th Street, New York, New York 10019. At the 2006 Annual Meeting, stockholders will be asked:

1.     to elect 12 members of the IAC Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from IAC’s Board of Directors);

2.     to ratify the appointment of Ernst & Young LLP as IAC’s independent registered public accounting firm for the 2006 fiscal year; and

3.     to transact such other business as may properly come before the meeting and any related adjournments or postponements.

IAC’s Board of Directors has set April 26, 2006 as the record date for the 2006 Annual Meeting. This means that holders of record of our common stock, Class B common stock and Series B preferred stock at the close of business on that date are entitled to receive notice of the 2006 Annual Meeting and vote their shares at the 2006 Annual Meeting and any related adjournments or postponements.

Only stockholders and persons holding proxies from stockholders may attend the 2006 Annual Meeting. Seating is limited, however, and admission to the 2006 Annual Meeting will be on a first-come, first-served basis. If your shares are registered in your name, you should bring a form of photo identification to the 2006 Annual Meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares, together with a form of photo identification. Cameras, recording devices and other electronic devices will not be permitted at the 2006 Annual Meeting.

By order of the Board of Directors,

Gregory R. Blatt
Executive Vice President, General Counsel and Secretary

May 24, 2006

IAC/INTERACTIVECORP
152 West 57th Street
42nd Floor
New York, NY 10019
PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE 2006 ANNUAL MEETING AND VOTING

Q:                                  Who is entitled to vote at the 2006 Annual Meeting?

A:                                    Holders of IAC common stock, Class B common stock and Series B preferred stock as of the close of business on April 26, 2006, the record date for the 2006 Annual Meeting established by IAC’s Board of Directors, are entitled to receive notice of the 2006 Annual Meeting and vote their shares at the 2006 Annual Meeting and any related adjournments or postponements. The enclosed Notice of 2006 Annual Meeting, proxy statement and form of proxy are first expected to be mailed to these stockholders on or about May 24, 2006.

On the record date, there were 290,381,257 shares of IAC common stock, 25,599,998 shares of Class B common stock and 846 shares of Series B preferred stock outstanding and entitled to vote. Holders of IAC common stock are entitled to one vote per share, holders of Class B common stock are entitled to ten votes per share and holders of Series B preferred stock are entitled to two votes per share.

Q:                                  What is the difference between a stockholder of record and a stockholder who holds stock in street name?

A:                                    If your IAC shares are registered in your name, you are a stockholder of record. If your IAC shares are held in the name of your broker, bank or another holder of record, these shares are held in street name.

You may examine a list of the stockholders of record as of the close of business on April 26, 2006 for any purpose germane to the 2006 Annual Meeting during normal business hours during the 10-day period preceding the date of the meeting at the offices of IAC, located at 152 West 57th Street, 42nd Floor, New York, New York 10019. This list will also be made available at the 2006 Annual Meeting.

Q:                                  What shares are included on the enclosed proxy card?

A:                                    If you are a stockholder of record only, you will receive one proxy card from The Bank of New York for all of the IAC shares that you hold directly. If you hold IAC shares in street name through one or more banks, brokers and/or other holders of record, you will receive proxy materials, together with voting instructions and information regarding the consolidation of your votes, from the third party or parties through which you hold your IAC shares. If you are a stockholder of record and hold additional IAC shares in street name, you will receive proxy materials from The Bank of New York and the third party or parties through which your IAC shares are held.

Q:                                  What are the quorum requirements for the 2006 Annual Meeting?

A:                                    The presence in person or by proxy by holders having a majority of the total votes entitled to be cast by holders of IAC common stock, Class B common stock and Series B preferred stock at the 2006 Annual Meeting constitutes a quorum. When the holders of IAC common stock vote as a separate class, the presence of holders of a majority of the total votes by holders of IAC common stock is required for quorum to be met. Shares of IAC common stock, Class B common stock and Series B preferred stock represented by a properly executed proxy will be treated as present at the 2006 Annual Meeting for purposes of determining whether there is a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Q:                                  What matters will IAC stockholders vote on at the 2006 Annual Meeting?

A:                                    IAC stockholders will vote on the following proposals:

•        to elect 12 members of the IAC Board of Directors, each to hold office for a one-year term ending on the date of the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from IAC’s Board of Directors);

•        to ratify the appointment of Ernst & Young LLP as IAC’s independent registered public accounting firm for the 2006 fiscal year; and

•        to transact such other business as may properly come before the meeting and any related adjournments or postponements.

Q:                                  What are my voting choices when voting for director nominees and what votes are required to elect directors to IAC’s Board of Directors?

A:                                    In the vote on the election of director nominees, you may vote in favor of all nominees, withhold votes as to all nominees or withhold votes as to specific nominees.

The election of each of Barry Diller, Victor A. Kaufman, William H. Berkman, Edgar Bronfman, Jr., John C. Malone, Arthur C. Martinez, Steven Rattner, Alan G. Spoon and Diane Von Furstenberg as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of shares of IAC capital stock voting together as a single class.

The election of each of Donald R. Keough, Bryan Lourd and H. Norman Schwarzkopf as directors requires the affirmative vote of a plurality of the total number of votes cast by the holders of the shares of IAC common stock voting together as a separate class.

The Board recommends that stockholders vote FOR the election of each of its nominees for director named above.

Q:                                  What are my voting choices when voting on the ratification of the appointment of Ernst & Young LLP as IAC’s independent registered public accounting firm and what votes are required to ratify their appointment?

A:                                    In the vote on the ratification of the appointment of Ernst & Young LLP as IAC’s independent registered public accounting firm for 2006, you may vote in favor of the ratification, vote against the ratification or abstain from voting on the ratification. Abstentions will have the same effect as a vote “against” this proposal.

The ratification of the appointment of Ernst & Young LLP as IAC’s independent registered public accounting firm for 2006 requires the affirmative vote of the holders of a majority of the voting power of the shares of IAC capital stock present in person or represented by proxy and voting together as a single class.

The Board recommends that the stockholders vote FOR ratification of the appointment of Ernst & Young LLP as IAC’s independent registered public accounting firm for 2006.

Q:                                  Could other matters be decided at the 2006 Annual Meeting?

A:                                    As of the date of the filing of this proxy statement, we did not know of any matters to be raised at the 2006 Annual Meeting, other than those referred to in this proxy statement.

If other matters are properly presented at the 2006 Annual Meeting for consideration, the three IAC officers who have been designated as proxies for the 2006 Annual Meeting, Gregory R. Blatt, Joanne Hawkins and Thomas J. McInerney, will have the discretion to vote on those matters for stockholders who have returned their proxy.

Q:                                  How do arrangements between Mr. Diller and Liberty Media Corporation regarding the voting of IAC shares held by these parties affect votes cast in connection with the 2006 Annual Meeting?

A:                                    As of the 2006 Annual Meeting record date, Mr. Diller held an irrevocable proxy over all IAC securities beneficially owned by Liberty Media Corporation, or Liberty, and its subsidiaries. This irrevocable proxy includes authority to vote on each of the proposals presented for approval at the 2006 Annual Meeting. By virtue of this proxy, as well as through shares owned by Mr. Diller directly, Mr. Diller is effectively able to control the vote of approximately 17.0% of the IAC common stock and 100% of the IAC Class B common stock and, consequently, approximately 55.8% of the combined voting power of the outstanding IAC capital stock. Thus, regardless of the vote of any other IAC stockholder, Mr. Diller has control over the vote on each matter submitted for stockholder approval at the 2006 Annual Meeting, other than the election of the three directors that holders of IAC common stock elect as a separate class.

Q:                                  What do I need to do now to vote at the 2006 Annual Meeting?

A:                                    IAC’s Board of Directors is soliciting proxies for use at the 2006 Annual Meeting. Stockholders of record may vote their shares in any of four ways:

•        Submitting a Proxy by Mail:   If you choose to submit your proxy by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided;

•        Submitting a Proxy by Telephone:   Submit a proxy for your shares by telephone by using the toll-free telephone number provided on your proxy card. Telephone voting is available 24 hours a day and will close at 5:00 p.m., Eastern Standard Time, on June 19, 2006;

•        Submitting a Proxy by Internet:   Submit your proxy via the internet. The website for internet proxy voting is on your proxy card. Internet proxy voting is also available 24 hours a day and will close at 5:00 p.m., Eastern Standard Time, on June 19, 2006; or

•        Voting in Person:   If you were registered as a stockholder on IAC’s books on April 26, 2006 or if you have a letter from your broker identifying you as a beneficial owner of IAC shares as of that date, you may vote in person by attending the 2006 Annual Meeting.

Street name holders may submit a proxy by telephone or the internet if their bank or broker makes those methods available, in which case the bank or broker will enclose related instructions with this proxy statement. If you submit a proxy by telephone or via the internet you should not return your proxy card. Instructions on how to submit a proxy by telephone or via the internet are located on the proxy card enclosed with this proxy statement. If you hold your shares through a bank or broker, follow the voting instructions you receive from your bank or broker.

Q:                                  If I hold my IAC shares in street name through my broker, will my broker vote these shares for me?

A:                                    If you hold IAC shares in street name, you must provide your broker, bank or other holder of record with instructions in order to vote these shares. To do so, you should follow the directions regarding voting instructions provided to you by your bank, broker or other holder of record. Banks, brokers and other holders of record have discretionary authority to vote shares held in street name, even if they do not receive instructions from the beneficial owner, on routine proposals, which include the election of directors and the ratification of the appointment of an independent registered public accounting firm. Accordingly, if you do not provide your bank, broker or other holder of record with voting instructions with respect to the election of directors and/or the ratification of the appointment of independent registered public accounting firm, such holder will have discretionary authority to vote your IAC shares held in street name on these proposals at the 2006 Annual Meeting. As a result of this discretionary authority, broker non-votes will not occur in connection with the 2006 Annual Meeting.

Q:                                  What happens if I abstain?

A:                                    Abstentions are counted for purposes of determining whether there is a quorum and are counted as votes “against” any proposal for which abstentions are an option.

Q:                                  Can I change my vote?

A:                                    Yes. If you are a stockholder of record, you may change your vote or revoke your proxy at any time before the vote at the 2006 Annual Meeting by:

•        delivering to The Bank of New York a written notice, bearing a date later than the proxy, stating that you revoke the proxy;

•        submitting a later-dated proxy relating to the same shares by mail, telephone or the internet prior to the vote at the 2006 Annual Meeting; or

•        attending the 2006 Annual Meeting and voting in person (although attendance at the 2006 Annual Meeting will not, by itself, revoke a proxy).

You should send any written notice or a new proxy card to IAC/InterActiveCorp c/o The Bank of New York at the following address: P.O. Box 11001, New York, New York 10203-0001, or follow the instructions provided on your proxy card to submit a proxy by telephone or via the internet. You may request a new proxy card by calling IAC’s proxy solicitor, MacKenzie Partners, Inc., at 1-800-322-2885 (toll-free).

Q:                                  What if I do not specify a choice for a matter when returning a proxy?

A:                                    If you do not give specific instructions, proxies that are signed and returned will be voted FOR the election of all director nominees and FOR the proposal to ratify the appointment of Ernst & Young LLP as IAC’s independent registered public accounting firm for 2006.

Q:                                  How are proxies solicited and what is the cost?

A:                                    IAC bears all expenses incurred in connection with the solicitation of proxies. We have retained MacKenzie Partners, Inc. to distribute proxy solicitation materials to brokers, banks and other nominees and to assist in the solicitation of proxies from IAC stockholders. The fee for this firm’s services is estimated not to exceed $15,000 plus reimbursement for reasonable out-of-pocket costs and expenses.

In addition to solicitation by mail, the directors, officers and employees of IAC may solicit proxies from stockholders by telephone, letter, facsimile or in person. Following the original mailing of the proxy solicitation materials, IAC will request brokers, custodians, nominees and other record holders to forward copies of the proxy statement and other soliciting materials to persons for whom they hold shares of IAC common stock and Series B preferred stock and to request authority for the exercise of proxies. In such cases, IAC, upon the request of the record holders, will reimburse such holders for their reasonable expenses.

Q:                                  What should I do if I have questions regarding the 2006 Annual Meeting?

A:                                    If you have any questions about the 2006 Annual Meeting, or would like copies of any of the documents referred to in this proxy statement, you should call MacKenzie Partners, Inc. at 1-800-322-2885.

ITEM 1
ELECTION OF DIRECTORS AND MANAGEMENT INFORMATION

Information Concerning Nominees

At the upcoming 2006 Annual Meeting, a board of 12 directors will be elected, each to hold office until the next succeeding annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified (or, if earlier, such director’s removal or resignation from IAC’s Board of Directors). The Board has designated Messrs. Keough and Lourd and Gen. Schwarzkopf as nominees for the positions on the Board to be elected by the holders of IAC common stock voting as a separate class. Although management does not anticipate that any of the persons named below will be unable or unwilling to stand for election, in the event of such an occurrence, proxies may be voted for a substitute designated by the Board. All of the Board’s nominees are incumbent directors of IAC.

Background information about the Board’s nominees for election is set forth below.

William H. Berkman, age 41, has been a director of IAC since February 2006. Mr. Berkman is Managing Partner of Associated Group, LLC, the general partner of Liberty Associated Partners, LP, an investment fund that makes private and public market investments in telecommunications, media, internet and related technology companies. He has held this position since early 2000. In addition, Mr. Berkman is the Chairman of the Board of Directors of CURRENT Communications Group, LLC, a commercial fully-integrated broadband over power line (BPL) communications solutions provider. Formerly, Mr. Berkman was President of the Associated Group, Inc. affiliate that founded Teligent, Inc., a competitive local exchange carrier servicing business customers, of which he was a director until January 2000. He currently serves on the Board of Advisors of New Mountain Capital, a private equity spin-out of Forstmann Little & Co., and on the Board of Advisors of the Edgewater Funds, a middle market private equity fund. Mr. Berkman lectures on communications technology at New York University’s School for Interactive Telecommunications. He is a member of the Communications Sector Group of the New York City Investment Fund and holds patents for a variety of communications systems and components. Mr. Berkman’s family established the Berkman Center For Internet & Society at Harvard Law School.

Mr. Berkman was nominated as a director by Liberty, which has the right to nominate two individuals for election to IAC’s Board of Directors pursuant to an amended and restated governance agreement among IAC, Liberty and Mr. Diller. See “Certain Relationships and Related Party Transactions—Relationships Between IAC and Liberty Media Corporation.”

Edgar Bronfman, Jr., age 51, has been a director of IAC since February 1998. Mr. Bronfman has served as the Chairman and Chief Executive Officer of Warner Music Group since March 2004. Prior to joining Warner Music Group, Mr. Bronfman served as Chairman and Chief Executive Officer of Lexa Partners LLC, which he founded, from April 2002. Mr. Bronfman also currently serves as a partner of Accretive Technologies LLC. Mr. Bronfman was appointed Executive Vice Chairman of Vivendi Universal, S.A. in December 2000. Mr. Bronfman resigned from his position as an executive officer and as Vice Chairman of the Board of Directors of Vivendi Universal, S.A. in March 2002 and December 2003, respectively. Prior to December 2000, Mr. Bronfman served as President and Chief Executive Officer of The Seagram Company Ltd., a post he had held since June 1994, and from 1989 to June 1994 he served as the President and Chief Operating Officer of Seagram. Mr. Bronfman is currently a member of the board of directors of Fandango and is a member of the Board of New York University Medical Center and the Board of Governors of The Joseph H. Lauder Institute of Management & International Studies at the University of Pennsylvania. He is also the Chairman of the Board of Endeavor Global, Inc.

Barry Diller, age 64, has been a director and the Chairman and Chief Executive Officer of IAC (and its predecessors) since August 1995. Mr. Diller also serves as the Chairman of Expedia, Inc., which position he has held since August 9, 2005. Prior to joining the Company, Mr. Diller was Chairman of the Board and Chief Executive Officer of QVC, Inc. from December 1992 through December 1994. From 1984 to 1992,

Mr. Diller served as the Chairman of the Board and Chief Executive Officer of Fox, Inc. Prior to joining Fox, Inc., Mr. Diller served for 10 years as Chairman of the Board and Chief Executive Officer of Paramount Pictures Corporation. Mr. Diller is currently a member of the boards of directors of The Washington Post Company and The Coca-Cola Company. He also serves on the Board of the Museum of Television and Radio, Conservation International and The Educational Broadcasting Company. In addition, Mr. Diller is a member of the Board of Councilors for the University of Southern California’s School of Cinema—Television, the New York University Board of Trustees, the Tisch School of the Arts Dean’s Council and the Executive Board for the Medical Sciences of University of California, Los Angeles.

Victor A. Kaufman, age 62, has been a director of IAC (and its predecessors) since December 1996 and has been Vice Chairman of IAC since October 1999. Mr. Kaufman also serves as Vice Chairman of Expedia, which position he has held since August 9, 2005. Previously, Mr. Kaufman served in the Office of the Chairman from January 1997 to November 1997 and as Chief Financial Officer of IAC from November 1997 to October 1999. Prior to his tenure with IAC, Mr. Kaufman served as Chairman and Chief Executive Officer of Savoy Pictures Entertainment, Inc. from March 1992 and as a director of Savoy from February 1992. Mr. Kaufman was the founding Chairman and Chief Executive Officer of Tri-Star Pictures, Inc. and served in such capacities from 1983 until December 1987, at which time he became President and Chief Executive Officer of Tri-Star’s successor company, Columbia Pictures Entertainment, Inc. He resigned from these positions at the end of 1989 following the acquisition of Columbia by Sony USA, Inc. Mr. Kaufman joined Columbia in 1974 and served in a variety of senior positions at Columbia and its affiliates prior to the founding of Tri-Star.

Donald R. Keough, age 79, has been a director of IAC since September 1998. He currently serves as Chairman (in a non-executive capacity) of Allen & Company LLC (and its predecessors), a New York investment banking firm. He was appointed to this position in April 1993. Mr. Keough is currently a member of the boards of directors of Berkshire Hathaway, Inc., The Coca-Cola Company and Convera Corporation. He is a past Chairman of the board of trustees of the University of Notre Dame and a trustee of several other educational institutions. He also serves on the boards of a number of national charitable and civic organizations.

Bryan Lourd, age 45, has been a director of IAC since April 2005. Mr. Lourd has served as partner and Managing Director of Creative Artists Agency (“CAA”) since October 1995. CAA is among the world’s leading entertainment agencies based in Beverly Hills, California, with offices in Nashville, New York and Beijing. He is a graduate of the University of Southern California.

John C. Malone, age 65, has been a director of IAC since May 2006 and previously served as a director of IAC (or its predecessors) from October 2001 through September 2004.  Dr. Malone has served as the Chairman of the Board of Liberty since 1990 and served as Liberty’s Chief Executive Officer from August 2005 through February 2006.  Dr. Malone also served as Chairman of the Board and Chief Executive Officer of TCI from November 1996 to March 1999.  Prior to that, Dr. Malone served as President and Chief Executive Officer of TCI since 1973. Dr. Malone also serves as Chairman of the Board of Liberty Global, Inc. and as a director of Expedia, Inc., The Bank of New York and Discovery Holding Company.

Dr. Malone was nominated as a director by Liberty, which has the right to nominate two individuals for election to IAC’s Board of Directors pursuant to an amended and restated governance agreement among IAC, Liberty and Mr. Diller.  See “Certain Relationships and Related Party Transactions—Relationships Between IAC and Liberty Media Corporation.”

Arthur C. Martinez, age 66, has been a director of IAC since September 2005. Mr. Martinez retired in 2000 as Chairman of the Board, President and Chief Executive officer of Sears, Roebuck and Co., positions he held from 1995. He was Chairman and Chief Executive Officer of the former Sears Merchandise Group from 1992 to 1995. Prior to his tenure at Sears, he served as Vice Chairman and a director of Saks Fifth Avenue from 1990 to 1992. Mr. Martinez is currently a member of the boards of directors of PepsiCo, Inc., Liz Claiborne, Inc. and International Flavors & Fragrances Inc., and currently serves as Vice Chair of the Supervisory Board of ABN AMRO Holding, N.V. Mr. Martinez also serves as a Trustee of Greenwich Hospital, Northwestern University, the Chicago Symphony Orchestra and Polytechnic University.

Steven Rattner, age 53, has been a director of IAC since April 2004. He is a Managing Principal of Quadrangle Group LLC, a private investment firm that invests in mature and high-growth media and communications companies in the United States and Europe through a private equity fund and in the securities of financially troubled companies across industry groups through a separately managed distressed debt investment program. Prior to the formation of Quadrangle in March 2000, Mr. Rattner served as Deputy Chairman and Deputy Chief Executive Officer of Lazard Frères & Co., which he joined as a General Partner in 1989 and where he founded the firm’s Media and Communications Group. Prior to joining Lazard Frères & Co., Mr. Rattner was a Managing Director at Morgan Stanley, where he also founded the firm’s Media and Communications Group. Mr. Rattner is currently a member of the boards of directors of Ntelos Holdings Corp. and Protection One, Inc. Mr. Rattner also serves as Chairman of the boards of directors and as trustee of a number of national and local charitable, civic and educational organizations and institutions.

Gen. H. Norman Schwarzkopf, age 71, has been a director of IAC since December 1996. He previously had served as a director of Home Shopping Network, Inc. since May 1996. Since his retirement from the military in August 1991, Gen. Schwarzkopf has been an author, a lecturer and a participant in several television specials and worked as a consultant for NBC Universal, Inc. and its predecessor companies from October 1995 through December 2005. From August 1990 to August 1991, he served as Commander-in-Chief, United States Central Command and Commander of Operations, Desert Shield and Desert Storm. Gen. Schwarzkopf had 35 years of service with the military. He is also a member of the Nature Conservancy’s President’s Conservation Council, co-founder of the Boggy Creek Gang, a member of the University of Richmond Board of Trustees, and serves on the boards of directors of Remington Arms Company and Association for the Cure of Cancer of the Prostate.

Alan G. Spoon, age 54, has been a director of IAC since February 2003. Since May 2000, Mr. Spoon has been Managing General Partner at Polaris Venture Partners, a private investment firm that provides venture capital and management assistance to development-stage information technology and life sciences companies. Mr. Spoon was Chief Operating Officer and a director of The Washington Post Company from March 1991 through May 2000 and served as President from September 1993 through May 2000. Prior to that, he held a wide variety of positions at The Washington Post Company, including President of Newsweek from September 1989 to May 1991. Mr. Spoon is currently a member of the board of directors of Danaher Corporation. In his not-for-profit affiliations, Mr. Spoon is a Regent of the Smithsonian Institution and a member of the MIT Corporation.

Diane Von Furstenberg, age 59, has been a director of IAC since March 1999. She is a designer and the founder of Diane Von Furstenberg Studio, L.P. and has served as its Chairman since August 1995. Previously, she was the Chairman of Diane Von Furstenberg Studio, which she also founded. Mr. Diller and Ms. Von Furstenberg are married.

The Board recommends that the stockholders vote FOR the election of each of its nominees for director named above.

Information Concerning Executive Officers

Background information about IAC’s executive officers who are not nominees for election as directors is set forth below.

Gregory R. Blatt, age 38, has been Executive Vice President, General Counsel and Secretary of IAC since March 2005 and had previously served as Senior Vice President, General Counsel and Secretary of IAC since November 2003. Prior to joining IAC in November 2003, Mr. Blatt served as Executive Vice President, Business Affairs and General Counsel of Martha Stewart Living Omnimedia, Inc. (“MSO”) from January 2001 to October 2003, Executive Vice President and General Counsel of MSO from September 1999 to January 2001 and Senior Vice President, General Counsel of MSO from May 1999 to September 1999. Prior to joining MSO, Mr. Blatt was an associate with Grubman Indursky & Schindler, P.C., a New York entertainment and media law firm, from 1997 to May 1999, and prior to that, was an associate at Wachtell, Lipton, Rosen & Katz, a New York law firm, from 1995 to 1997.

Douglas R. Lebda, age 36, became President and Chief Operating Officer of IAC in January 2006. Prior to assuming his current role at IAC, Mr. Lebda served as the Chief Executive Officer of LendingTree, which he founded, since September 1998. Prior to his tenure as Chief Executive Officer of LendingTree, Mr. Lebda served as Chairman of the Board and President of LendingTree since June 1996. Before founding LendingTree in June 1996, Mr. Lebda worked as an auditor and consultant for PriceWaterhouseCoopers. Mr. Lebda holds a bachelor of business administration degree from Bucknell University. He sits on the Board of Trustees for the Darden School Foundation.

Thomas J. McInerney, age 41, has been Executive Vice President and Chief Financial Officer of IAC since January 2005. Mr. McInerney previously served as Chief Executive Officer of IAC’s Retailing sector from January 2003 through December 2005. Prior to this time, Mr. McInerney served as Executive Vice President and Chief Financial Officer of Ticketmaster (prior to its acquisition by IAC in January 2003) and its predecessor company, Ticketmaster Online-Citysearch, Inc., since May 1999. Prior to joining Ticketmaster, Mr. McInerney worked at Morgan Stanley, most recently as a Principal.

Board of Directors

IAC is subject to the Marketplace Rules of The Nasdaq Stock Market, Inc. (the “Marketplace Rules”). The Marketplace Rules exempt “Controlled Companies,” or companies of which more than 50% of the voting power is held by an individual, group or another company, from certain requirements.

Pursuant to an amended and restated stockholders agreement between Mr. Diller and Liberty, Mr. Diller, through shares owned by him as well as those beneficially owned by Liberty as of the record date, generally controls the vote on approximately 17.0% of the IAC common stock and 100% of the IAC Class B common stock and, consequently, approximately 55.8% of the combined voting power of the outstanding IAC capital stock. Mr. Diller and Liberty have filed a Statement of Beneficial Ownership on Schedule 13D (and related amendments) relating to their respective IAC holdings and related voting arrangements with the SEC. On this basis, IAC is relying on the exemption for Controlled Companies from all applicable Nasdaq requirements.

The Board met seven times and acted by written consent three times during 2005. During 2005, all then incumbent directors attended at least 75% of the meetings of the Board and the Board committees on which they served. Directors are not required to attend annual meetings of IAC stockholders. One member of the Board of Directors attended IAC’s 2005 Annual Meeting of Stockholders.

Board Committees

The Board currently has three standing committees: the Audit Committee, the Compensation and Human Resources Committee (which, through May 2006, was referred to as the Compensation/Benefits Committee) and the Executive Committee. Through April 2005, the Board had, in addition to the three committees listed above, a Performance-Based Compensation Committee. The Board does not have a nominating committee.

Audit Committee.   The Audit Committee of the Board of Directors currently consists of Messrs. Lourd, Rattner and Spoon, each of whom satisfies the independence and other requirements under the current standards imposed by the rules of the SEC and the Marketplace Rules. The Board has previously concluded that Mr. Spoon is an “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Audit Committee functions pursuant to a written charter adopted by the Board of Directors, pursuant to which it has been granted the responsibilities and authority necessary to comply with Rule 10A-3 of the Exchange Act. A copy of the Audit Committee’s written charter is attached to this proxy statement as Exhibit A. The Audit Committee is appointed by the Board to assist the Board with a variety of matters described in the charter, which include monitoring (1) the integrity of IAC’s financial statements, (2) the effectiveness of IAC’s internal control over financial reporting, (3) the qualifications and independence of IAC’s independent registered public accounting firm, (4) the performance of IAC’s internal audit function and independent registered public accounting firm and (5) the compliance by IAC with legal and regulatory requirements. Mr. Spoon is the Chairman of the Audit Committee. The Audit Committee met eight times during 2005. The formal report of the Audit Committee with respect to the year 2005 is set forth under the heading “Audit Committee Report” below.

Compensation and Human Resources Committee.   The Board of Directors currently has a Compensation and Human Resources Committee consisting of Messrs. Berkman and Martinez and Gen. Schwarzkopf, with Messrs. Berkman and Martinez joining the Committee in May 2006 and September 2005, respectively, and Ms. Marie-Josée Kravis (a current director who is not standing for re-election at the 2006 Annual Meeting) and Mr. Bronfman leaving the Committee in November 2005. Ms. Kravis joined the Committee following Mr. Keough’s departure from the Committee in April 2005. Mr. Martinez is the Chairman of the Compensation and Human Resources Committee, which position he assumed following the departure of Mr. Bronfman, the former Chairman, in November 2005. Until its dissolution in April 2005, the Board also had a Performance-Based Compensation Committee, which consisted of Mr. Bronfman and Gen. Schwarzkopf, with Mr. Bronfman serving as Chairman.

The Compensation and Human Resources Committee is authorized to exercise all of the powers of the Board of Directors with respect to matters pertaining to compensation and benefits, including, but not limited to, salary matters, incentive/bonus plans, stock compensation plans, retirement programs and insurance plans. None of the members of the Compensation and Human Resources Committee is or was in the past an officer or employee of IAC or any of its businesses. The Compensation and Human Resources Committee met twelve times and acted by written consent two times during 2005. The formal report of the Compensation and Human Resources Committee with respect to the year 2005 is set forth under the heading “Report on Executive Compensation” below.

Executive Committee.   The Executive Committee of the Board of Directors currently consists of Messrs. Diller, Kaufman and Bronfman. The Executive Committee has all the power and authority of the Board of Directors of IAC, except those powers specifically reserved to the Board by Delaware law or IAC’s organizational documents. The Executive Committee met two times and acted by written consent two times during 2005.

Director Nominations

The Board does not have a nominating committee or other committee performing similar functions nor any formal policy on nominations. Liberty, an affiliate of IAC, has the right to nominate two directors for election to the Board so long as certain stock ownership requirements applicable to Liberty are satisfied. Historically, other nominees have been recommended by the Chairman, upon consultation with other Board members, and then considered by the entire Board. Given the controlled status of IAC, the Board believes the process described above is appropriate. The Board does not have specific requirements for eligibility to serve as a director of IAC. However, in evaluating candidates, regardless of how recommended, the Board considers whether the professional and personal ethics and values of the candidate are consistent with those of IAC, whether the candidate’s experience and expertise would be beneficial to the Board in rendering its service to IAC, whether the candidate is willing and able to devote the necessary time and energy to the work of the Board and whether the candidate is prepared and qualified to represent the best interests of IAC’s stockholders.

Mr. Martinez, who was appointed to the Board in September 2005 and is currently standing for election, was recommended by the Chairman and elected by the entire Board. Mr. Berkman and Dr. Malone, who were appointed to the Board in February 2006 and May 2006, respectively, and are currently standing for election, were nominated by Liberty and elected by the entire Board. See “Certain Relationships and Related Party Transactions—Relationships Between IAC and Liberty Media Corporation.”

The Board does not have a formal policy regarding the consideration of director nominees recommended by stockholders, as historically IAC has not received such recommendations. However, the Board would consider such recommendations if made in the future. Stockholders who wish to make such a recommendation should send the recommendation to IAC/InterActiveCorp, 152 West 57th Street, 42nd Floor, New York, New York 10019, Attention: Corporate Secretary. The envelope must contain a clear notation that the enclosed letter is a “Director Nominee Recommendation.” The letter must identify the author as a stockholder, provide a brief summary of the candidate’s qualifications and history and must be accompanied by evidence of the sender’s stock ownership. Any director recommendations will be reviewed by the Corporate Secretary and, if deemed appropriate, forwarded to the Chairman for further review. If the Chairman believes that the candidate fits the profile of a director described above, the recommendation will be shared with the entire Board.

Communications with the IAC Board

Stockholders who wish to communicate with IAC’s Board of Directors or a particular director may send such communication to IAC/InterActiveCorp, 152 West 57th Street, 42nd Floor, New York, New York 10019, Attention: Corporate Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication.” All such letters must identify the author as a stockholder, provide evidence of the sender’s stock ownership and clearly state whether the intended recipients are all members of the Board or a particular director or directors. The Corporate Secretary will then review such correspondence and forward it to the Board, or to the specified director(s), if appropriate.

Compensation of Outside Directors

Each director of IAC who is not an employee of IAC or any of its businesses receives an annual retainer of $30,000, the chairpersons of the Audit and Compensation and Human Resources Committees and each member of the Audit Committee (including the chairperson) receive an additional annual retainer of $10,000 and each member of the Compensation and Human Resources Committee (including the chairperson) receives an additional annual retainer of $5,000.  IAC also pays each non-employee director $1,000 for each IAC Board and IAC Board Committee meeting attended, plus reimbursement for all reasonable expenses incurred by a director as a result of attendance at any of these meetings. In addition, non-employee directors receive a grant of 7,500 restricted stock units (or such lesser number of restricted stock units with a dollar value of $250,000) upon their initial election to the Board and annually thereafter on the date of IAC’s annual meeting of stockholders at which the director is re-elected.  These restricted stock units vest in three equal annual installments commencing on the first anniversary of the grant date.

Non-employee directors received compensation for Board and Committee service in 2005 pursuant to the arrangements described above.  In addition, in the case of Messrs. Bronfman and Spoon, 2005 compensation also included a $5,000 retainer and a $1,000 per meeting fee for Special Committee service. The Special Committee, which met eight times in 2005, was established by the IAC Board to review certain aspects of the spin-off by IAC of certain of its travel and travel-related businesses, subsidiaries and investments (the “Spin-Off”), which was completed on August 9, 2005.  Dr. Malone has agreed that he will not receive compensation for his IAC Board service.  Effective July 1, 2006, the arrangements described above will be modified to increase the amount of the annual Board, Audit Committee Chairperson and Compensation and Human Resources Committee Chairperson retainers to $45,000, $15,000 and $15,000, respectively, and to eliminate per meeting attendance fees.

Under IAC’s Deferred Compensation Plan for Non-Employee Directors, non-employee directors may defer all or a portion of their annual retainer and meeting fees. Eligible directors who defer their directors’ fees can elect to have such deferred fees applied to the purchase of share units, representing the number of shares of IAC common stock that could have been purchased on the relevant date, or credited to a cash fund. If any dividends are paid on IAC common stock, dividend equivalents will be credited on the share units. The cash fund will be credited with deemed interest at an annual rate equal to the weighted average prime lending rate of JPMorgan Chase Bank. Upon termination, a director will receive (1) with respect to share units, such number of shares of IAC common stock as the share units represent and (2) with respect to the cash fund, a cash payment. Payments upon termination will be made in either one lump sum or up to five installments, as previously elected by the eligible director at the time of the related deferral election.

Security Ownership of Certain Beneficial Owners and Management

The following table presents, as of February 28, 2006, information relating to the beneficial ownership of common stock and Class B common stock, by (1) each person known by IAC to own beneficially more than 5% of the outstanding shares of common stock and Class B common stock, (2) each current director and director nominee, (3) each of the Chief Executive Officer and the four Named Executive Officers who served in such capacities as of December 31, 2005 and (4) all executive officers and directors of IAC as a group.

Unless otherwise indicated, the beneficial owners listed below may be contacted at IAC’s corporate headquarters located at 152 West 57th Street, 42nd Floor, New York, New York 10019. For each listed person, the number of shares of IAC common stock and percent of such class listed assumes the conversion or exercise of any IAC equity securities owned by such person that are or will become convertible or exercisable, and the vesting of any restricted stock units that will vest, within 60 days of February 28, 2006, but does not assume the conversion, exercise or vesting of any such equity securities owned by any other person. Shares of IAC Class B common stock may at the option of the holder be converted on a one-for-one basis into shares of IAC common stock.

The percentage of votes for all classes of capital stock is based on one vote for each share of common stock, two votes for each share of Series B preferred stock and ten votes for each share of Class B common stock. As of February 28, 2006, there were 846 shares of Series B preferred stock outstanding, which shares collectively represented a de minimis percentage of the total voting power of the outstanding IAC capital stock as of this date. Based on statements filed with the SEC pursuant to Section 13(d) or 13(g) of the Exchange Act, IAC does not know of any person who beneficially owns more that 5% of the outstanding shares of Series B preferred stock. Accordingly, although the shares of Series B preferred stock outstanding are considered for purposes of determining total voting power, no information regarding holders of Series B preferred stock has been provided in the table below.

	IAC Common Stock			IAC Class B Common Stock			Percent of Votes
Name and Address of Beneficial Owner	Shares		%	Shares		%	(All Classes)
CAM North America, LLC, et al 399 Park Avenue New York, New York 10022	17,759,518	(1)	6.0%	—		—	3.2%
Capital Research and Management Company, et al 333 South Hope Street Los Angeles, CA 90071	35,099,130	(2)	11.9%	—		—	6.4%
Janus Capital Management LLC 151 Detroit Street Denver, CO 80206	18,553,940	(1)	6.3%	—		—	3.4%
Legg Mason Capital Management, Inc., et al 100 Light Street Baltimore, MD 21202	54,938,008	(3)	18.7%	—		—	10.0%
Liberty Media Corporation 12300 Liberty Boulevard Englewood, CO 80112	69,219,807	(4)	21.6%	25,599,998	(5)	100%	54.5%
Microsoft Corporation One Microsoft Way Redmond, WA 98052	19,109,249	(3)	6.5%	—		—	3.5%
Barry Diller	84,326,076	(6)	25.6%	25,599,998	(7)	100%	56.2%
William H. Berkman	—		—	—		—	—
Gregory R. Blatt	11,580		*	—		—	*
Edgar Bronfman, Jr.	24,775	(8)	*	—		—	*
Victor A. Kaufman	981,486	(9)	*	—		—	*
Donald R. Keough	118,588	(10)	*	—		—	*
Marie-Josée Kravis	16,250	(11)	*	—		—	*
Douglas R. Lebda	923,314	(12)	*	—		—	*
Bryan Lourd	27,963	(13)	*	—		—	*
John C. Malone	—	(14)	—	—		—	—
Arthur C. Martinez	—		—	—		—	—
Thomas J. McInerney	322,750	(15)	*	—		—	*
Steven Rattner	24,033	(16)	*	—		—	*
Gen. H. Norman Schwarzkopf	41,250	(17)	*	—		—	*
Alan G. Spoon	37,213	(18)	*	—		—	*
Diane Von Furstenberg	26,250	(19)	*	—		—	*
All executive officers and directors as a group (16 persons)	86,881,528		26.3%	25,599,998		100%	56.5%

*                    The percentage of shares beneficially owned does not exceed 1% of the class.

(1)          Based upon information regarding IAC holdings reported on a Schedule 13G, which was filed with the SEC on February 14, 2006.

(2)          Based upon information regarding IAC holdings reported on a Schedule 13G, as amended, which was filed with the SEC on February 10, 2006.

(3)          Based upon information regarding IAC holdings reported on a Schedule 13G, as amended, which was filed with the SEC on February 14, 2006.

(4)          Consists of 43,619,787 shares of IAC common stock and 1,176,594 shares of IAC Class B common stock held by Liberty and 22 shares of IAC common stock held collectively by the BDTV Entities (as defined below) and 4,000,000, 15,618,222, 4,005,182 and 800,000 shares of IAC Class B common stock held by each of BDTV Inc., BDTV II Inc., BDTV III Inc. and BDTV IV Inc. (collectively, the “BDTV Entities”), respectively. Pursuant to an amended and restated stockholders agreement between Mr. Diller and Liberty, Mr. Diller generally has the right to vote all of the shares of IAC common stock and IAC Class B common stock held by Liberty and the BDTV Entities. The total number of shares of IAC common stock presented in the table above assumes the conversion of all shares of IAC Class B common stock held by Liberty and the BDTV entities.

(5)          Consists of 1,176,594 shares of IAC Class B common stock held by Liberty and 4,000,000, 15,618,222, 4,005,182 and 800,000 shares of IAC Class B common stock held by each of BDTV Inc., BDTV II Inc., BDTV III Inc. and BDTV IV Inc., respectively. Pursuant to the amended and restated stockholders agreement, Mr. Diller generally has the right to vote all of the shares of IAC Class B common stock held by Liberty and the BDTV Entities.

(6)          Consists of 5,421,899 shares of IAC common stock owned by Mr. Diller, options to purchase 9,500,000 shares of IAC common stock, 184,370 shares of IAC common stock held by a private foundation as to which Mr. Diller disclaims beneficial ownership, 22 shares of IAC common stock and 24,423,404 shares of IAC Class B common stock held collectively by the BDTV Entities, and 43,619,787 shares of IAC common stock and 1,176,594 shares of IAC Class B common stock held by Liberty, as to which Mr. Diller has general voting authority under the amended and restated stockholders agreement. The total number of shares of IAC common stock presented in the table above assumes the conversion of all shares of IAC Class B common stock held by Liberty and the BDTV entities and excludes shares of IAC common stock and options to purchase shares of IAC common stock held by Ms. Von Furstenberg, as to which Mr. Diller disclaims beneficial ownership (see footnote 19 below).

(7)          Consists of 24,423,404 shares of IAC Class B common stock held collectively by the BDTV Entities and 1,176,594 shares of IAC Class B common stock held by Liberty, as to which Mr. Diller has general voting authority under the amended and restated stockholders agreement.

(8)          Consists of (i) 3,750 shares held by Mr. Bronfman directly, (ii) 10,750 shares of IAC common stock held for the benefit of Mr. Bronfman in an IRA, (iii) 4,250 shares of IAC common stock held by Mr. Bronfman in his capacity as custodian for his minor children, (iv) 1,025 shares of IAC common stock held by Mr. Bronfman’s spouse and (v) options to purchase 5,000 shares of IAC common stock. Mr. Bronfman disclaims beneficial ownership of the 5,275 shares of IAC common stock described in (iii) and (iv) above.

(9)          Consists of (i) 48,946 shares of IAC common stock held directly and (ii) options to purchase 932,540 shares of IAC common stock.

(10)   Consists of (i) 45,088 shares of IAC common stock held directly by Mr. Keough, (ii) 1,000 shares of IAC common stock held by Mr. Keough’s spouse and (iii) options to purchase 72,500 shares of IAC common stock. Excludes shares of IAC common stock beneficially owned by affiliates of Allen & Company LLC. Mr. Keough disclaims beneficial ownership of the 1,000 shares of IAC common stock described in (ii) above and all shares of IAC common stock beneficially owned by affiliates of Allen & Company LLC.

(11)   Consists of (i) 3,750 shares of IAC common stock held directly and (ii) options to purchase 12,500 shares of IAC common stock.

(12)   Consists of (i) 200,000 restricted shares of IAC common stock held directly by the reporting person, (ii) 51,850 shares of IAC common stock held directly by the reporting person, (iii) 1,796 shares of IAC common stock held for the benefit of the reporting person in an IRA, (iv) 82,500 shares of IAC common stock subject to a variable prepaid forward contract, dated September 5, 2003, between the reporting person and a financial institution, which contract matures on September 5, 2008, (v) 181,614 shares of IAC common stock subject to a joint variable prepaid forward contract, dated September 5, 2003, among the reporting person, his spouse and a financial institution, which contract matures on September 5, 2006, (vi) 20,598 shares of IAC common stock held indirectly in a grantor retained annuity trust,  (vii) 23,710 shares of IAC common stock subject to a variable prepaid forward contract, dated September 5, 2003, between the reporting person’s spouse and a financial institution, which contract matures on September 5, 2008, (viii) options to purchase 345,595 shares of IAC common stock held by Mr. Lebda and (ix) options to purchase 15,651 shares of IAC common stock held by Mr. Lebda’s spouse. The reporting person disclaims beneficial ownership of the shares of IAC common stock and stock options described in (vii) and (ix) above.

(13)   Consists of (i) 25,712 shares of IAC common stock held directly and (ii) 2,251 shares of IAC common stock to be received upon the vesting of restricted stock units in the next 60 days.

(14)   Excludes shares beneficially owned by Liberty, as to which Dr. Malone disclaims beneficial ownership.

(15)                      Consists of (i) 51,118 shares of IAC common stock held directly and (ii) options to purchase 271,632 shares of IAC common stock.

(16)                      Consists of (i) 1,250 shares of IAC common stock held directly by Mr. Rattner, (ii) 10,532 shares of IAC common stock held by partnerships in which Mr. Rattner may be deemed to have a pecuniary interest, (iii) 10,000 shares of IAC common stock held for the account of a trust established for the benefit of Mr. Rattner’s minor children and (iv) 2,251 shares of IAC common stock to be received upon the vesting of restricted stock units in the next 60 days. Mr. Rattner disclaims beneficial ownership of the 20,532 shares of IAC common stock described in (ii) and (iii) above.

(17)                      Consists of (i) 3,750 shares of IAC common stock held directly and (ii) options to purchase 37,500 shares of IAC common stock.

(18)                      Consists of (i) 11,501 shares of IAC common stock held directly and (ii) options to purchase 25,712 shares of IAC common stock.

(19)                      Consists of (i) 3,750 shares of IAC common stock held directly and (ii) options to purchase 22,500 shares of IAC common stock. Excludes shares beneficially owned by Mr. Diller, as to which Ms. Von Furstenberg disclaims beneficial ownership.

Equity Compensation Plan Information

The following table summarizes information, as of December 31, 2005, relating to IAC’s equity compensation plans pursuant to which grants of options, restricted stock, restricted stock units or other rights to acquire shares may be granted from time to time. The information set forth in the table below reflects adjustments made to outstanding equity awards and share units, exercise prices (where applicable) and the number of shares available under certain of IAC’s equity compensation plans to reflect the impact of the one-for-two reverse stock split of IAC common stock and Class B common stock (the “Reverse Stock Split”) and the Spin-Off, both of which were completed on August 9, 2005.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(A))
	(A)	(B)		(C)
Equity compensation plans approved by security holders(2)	23,044,793 (4)	$20.58	(5)	19,280,959
Equity compensation plans not approved by security holders(3)	962,500	$25.09	(5)	—
Total	24,007,293	$20.82	(5)	19,280,959

(1)          Information excludes 13,893,304 securities with a weighted-average exercise price of $18.30 to be issued upon the exercise of outstanding options, warrants and other rights to purchase shares of IAC common stock, which securities were granted pursuant to plans assumed by IAC in connection with acquisitions. No securities remain available for future issuance under any of these plans.

(2)          These plans include (i) the 2005 Stock and Annual Incentive Plan, (ii) the Amended and Restated 2000 Stock and Annual Incentive Plan, (iii) the 1997 Stock and Annual Incentive Plan, (iv) the Deferred Compensation Plan for Non-Employee Directors, (v) the Home Shopping Network 1996 Stock Option Plan for Employees and (vi) the Ticketmaster Stock Plan. While awards remain outstanding under all of the plans referred to above, no shares remain available for future issuance under the plans referred to in (v) and (vi).

(3)          Reflects options granted under the 1999 Stock Option Plan. For a description of these options, see “—1999 Stock Option Plan” below.

(4)          Includes an aggregate of (i) 5,959,258 shares issuable upon the vesting of restricted stock and restricted stock unit awards, (ii) 42,854 shares underlying an equal number of share units credited to share unit accounts as of December 31, 2005 under IAC’s Deferred Compensation Plan for Non-Employee Directors and (iii) 17,042,681 shares issuable upon the exercise of outstanding stock options. Does not include shares underlying restricted stock units granted in early 2006 in respect of 2005 performance.

(5)          Weighted average exercise price calculation excludes restricted stock, restricted stock units and                share units.

1999 Stock Option Plan

In February 2000, IAC’s Board of Directors approved the 1999 Stock Option Plan (the “1999 Plan”). An award of stock options exercisable for 2.2 million shares of IAC common stock, the total amount available under the 1999 Plan, at an exercise price of $25.09 per share, was made in February 2000 to Dr. Georg Kofler in consideration of his entering into an employment arrangement with a German affiliate of HSN. These options vested over four years, with 25% vesting on the first, second, third and fourth anniversaries of the date of grant, and remain exercisable for ten years from the date of grant. Subject to applicable law, these options are freely transferable by the holders thereof by written notice to IAC, or by will or the laws of descent and distribution or pursuant to a qualified domestic relations order.

ITEM 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to stockholder ratification, the Audit Committee of the Board has appointed Ernst & Young LLP as IAC’s independent registered public accounting firm for the fiscal year ending December 31, 2006 and until their successors are elected. Ernst & Young LLP has served as IAC’s independent registered public accounting firm for many years and is considered by management to be well qualified.

A representative of Ernst & Young LLP is expected to be present at the 2006 Annual Meeting and will be given an opportunity to make a statement if he or she so chooses and will be available to respond to appropriate questions.

Ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of the holders of a majority of the voting power of the shares of IAC capital stock present in person or represented by proxy and voting together as a single class.

The Board recommends that the stockholders vote FOR ratification of the appointment of Ernst & Young LLP as IAC’s independent registered public accounting firm for 2006.

EXECUTIVE COMPENSATION

General

The share and equity award information set forth in this section has been adjusted to give effect to the Reverse Stock Split and the Spin-Off.

Summary Compensation Table

The following table presents information in summary form concerning compensation earned by the Named Executive Officers: IAC’s Chief Executive Officer and the four other most highly compensated executive officers of IAC (other than the Chief Executive Officer) who served in such capacities as of December 31, 2005. The information presented below represents compensation earned by the Named Executive Officers for all services performed for IAC or any of its businesses.

SUMMARY COMPENSATION TABLE

			Annual Compensation					Long-Term Compensation
Name and Principal Position	Fiscal Year		Salary($)	Bonus($)		Other Annual Compensation($)(1)		Restricted Stock and Restricted Stock Unit Awards($)(2)	Securities Underlying Options(#)	All Other Compensation($)
Barry Diller	2005		726,115	3,250,000		794,038	(3)	—	3,800,000	161,731	(4)(5)
Chairman & Chief	2004		930,000	1,600,000		956,093	(3)	—	—	105,106	(4)(5)
Executive Officer	2003		500,000	3,250,000	(6)	1,387,833	(3)	—	—	81,966	(4)(5)
Victor A. Kaufman	2005		650,000	3,000,000		—		—	—	6,300	(5)
Vice Chairman	2004		650,000	1,400,000		134,505	(7)	1,985,760	—	6,150	(5)
	2003		650,000	3,000,000		—		2,777,913	—	6,000	(5)
Thomas J. McInerney	2005		538,462	2,500,000		—		6,474,283	—	4,837	(5)
Executive Vice	2004		450,000	750,000		51,611	(9)	4,963,652	—	2,606	(5)
President & Chief	2003		444,231	500,000	(6)	93,731	(10)	4,882,032	—	5,135	(5)
Financial Officer(8)
Gregory R. Blatt	2005		442,500	2,000,000		—		5,976,238	—	6,300	(5)
Executive Vice	2004		400,000	400,000		—		1,737,280	—	5,731	(5)
President, General	2003	(11)	30,769	200,000	(6)	25,000	(12)	2,408,554	—	—
Counsel & Secretary
Douglas R. Lebda	2005	(13)	400,000	600,000		—		996,035	—	6,300	(5)
President & Chief Operating Officer

(1)             Disclosure of personal benefits, securities or property received by each of the Named Executive Officers is only required where the aggregate amount of such compensation exceeded the lesser of $50,000 or 10% of the total of the Named Executive Officer’s salary and bonus for the year. These amounts have been calculated and presented without regard to any associated tax benefit to the Company from providing these benefits.

(2)             Reflects the dollar value of awards of restricted stock units (“RSUs”), calculated by multiplying the closing market price of IAC common stock on the grant date by the number of RSUs awarded. While RSU awards in respect of annual performance for a given fiscal year are reflected as long-term compensation for such year, these awards are generally granted in February of the following fiscal year (e.g., RSU awards reflected in the table for 2005 performance were granted in February 2006). RSUs awarded with respect to performance for the 2005, 2004 and 2003 fiscal years generally consist of two types of awards, annual vesting awards and cliff-vesting awards. Annual vesting awards generally vest in five equal annual installments beginning on the first anniversary of the grant date and cliff-vesting awards generally vest in one lump sum installment on the fifth anniversary of the grant date. The vesting of RSUs awarded to Named Executive Officers is generally subject to the satisfaction of certain performance-related criteria.

In addition, all awards will either vest in full upon a change of control, or upon termination of employment following a change of control, depending on the circumstances. Award recipients are credited with amounts for cash dividends paid on IAC common stock (if any), with such additional amounts vesting concurrently with the related RSUs.

The table below shows, as of December 31, 2005, the aggregate number of RSUs (including RSUs granted in respect of 2005 performance in February 2006) held by each Named Executive Officer and the corresponding dollar value of the aggregate shares underlying such RSUs:

	Total RSUs held as of December 31, 2005
Named Executive Officer	Number(#)*		Value($)
Mr. Kaufman	268,588		$7,603,726
Mr. McInerney	566,184		$16,028,669
Mr. Blatt	339,417		$9,608,895
Mr. Lebda	166,381	**	$4,710,246

*                     All awards are annual vesting awards, except for (i) cliff-vesting awards in the aggregate of 315,821, 201,497 and 96,685 RSUs held by Messrs. McInerney, Blatt and Lebda, respectively, (ii) 45,018 RSUs held as of December 31, 2005 by Mr. McInerney that vested in one lump sum installment in January 2006 and (iii) 23,635 and 33,764 RSUs granted to Messrs. Blatt and Lebda, respectively, in 2003, which vest in four equal installments on the second,  third, fourth and fifth anniversaries of the relevant grant date, with partial acceleration of vesting upon certain terminations of employment.

**               Does not include equity awards described under the caption “—Certain Agreements with Executive Officers—Mr. Lebda.”

(3)             Includes $691,885 in 2005, $836,478 in 2004 and $889,579 in 2003, in each case, attributable to Mr. Diller’s personal use of certain aircraft, including an aircraft jointly owned by IAC and Nineteen Forty CC Inc., an entity owned by Mr. Diller (without offset for the value of his ownership interest in the aircraft, see “Certain Relationships and Related Party Transactions”) and, with respect to 2003, certain related tax payments. The amounts for 2005 and 2004 are net of payments in the aggregate amount of $109,150 and $168,643, respectively, made by Mr. Diller for certain personal use of aircraft. The 2003 amount also includes $406,250 in value attributable to Mr. Diller’s participation in IAC’s 2003 Bonus Stock Purchase Program (described in Note 6 below).

(4)             Mr. Diller has an interest-free, secured, non-recourse promissory note in the amount of $4,997,779 payable to IAC, which was used to purchase shares of IAC common stock in August 1995. See “—Certain Agreements with Executive Officers” and “Certain Relationships and Related Party Transactions—Relationships with Officers and Directors.” As a result, Mr. Diller had non-cash compensation for imputed interest of $155,431in 2005, $98,956 in 2004 and $75,966 in 2003.

(5)             Includes IAC’s matching contributions under its 401(k) Retirement Savings Plan. Under the IAC 401(k) Plan as in effect through December 31, 2005, IAC matches $.50 for each dollar a participant contributes up to the first 6% of compensation. For fiscal 2005, 2004 and 2003, IAC’s matching contribution for Mr. Diller was $6,300, $6,150 and $6,000, respectively. Matching contributions for other Named Executive Officers equal the amounts set forth in the table.

(6)             Messrs. Diller, McInerney and Blatt elected to defer $1,625,000, $200,000 and $100,000, respectively, under IAC’s 2003 Bonus Stock Purchase Program. Under the 2003 Bonus Stock Purchase Program, in lieu of receiving a cash payment for the entire amount of 2003 bonuses, all bonus eligible employees of IAC had a right to elect to defer up to 50% of the value of their 2003 bonus payments. Deferred amounts were converted into shares of IAC common stock at a 20% discount to the then current market value of IAC common stock, as determined in accordance with the terms of the program.

(7)             Primarily reflects the deemed benefit to Mr. Kaufman in the amount of $126,563 resulting from IAC’s capital commitment to a start-up venture controlled by Mr. Kaufman. See “Certain Relationships and Related Party Transactions—Relationships with Officers and Directors.”

(8)             In 2005, reflects compensation paid to Mr. McInerney for services rendered in his capacity as Chief Financial Officer. In 2004, reflects compensation paid to Mr. McInerney for services rendered in his capacity as Chief Executive Officer of the Company’s Electronic Retailing businesses. In 2003, reflects compensation paid to Mr. McInerney for services rendered in his capacity as Chief Financial Officer and Executive Vice President of Ticketmaster through January 16, 2003 and as President of the Company’s Electronic Retailing businesses during the period from January 17, 2003 through December 31, 2003.

(9)             Reflects a housing allowance plus related tax payments pursuant to Mr. McInerney’s employment agreement.

(10)       Includes $50,000 in value attributable to Mr. McInerney’s participation in IAC’s 2003 Bonus Stock Purchase Program (described in Note 6 above), as well as a housing allowance plus related tax payments and a moving allowance, in each case, pursuant to Mr. McInerney’s employment agreement.

(11)       Reflects compensation paid to Mr. Blatt for services rendered in his capacity as Senior Vice President, General Counsel & Secretary of IAC from November 25, 2003 through December 31, 2003.

(12)       Reflects the value attributable to Mr. Blatt’s participation in IAC’s 2003 Bonus Stock Purchase Program (described in Note 6 above).

(13)       Reflects compensation paid to Mr. Lebda for services rendered in his capacity as CEO of LendingTree, LLC for the fiscal year ended December 31, 2005. Mr. Lebda became an executive officer of the Company in December 2005.

Stock Option Information

Stock Option Grants

The following table presents information with respect to options to purchase IAC common stock granted to the Named Executive Officers during the year ended December 31, 2005, which grants were made under the 2005 Stock and Annual Incentive Plan (the “2005 Incentive Plan”). The information set forth below has been adjusted to give effect to the Reverse Stock Split and Spin-Off.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

	Number of Securities Underlying Options	Percent of Total Options To Employees Granted in the	Exercise Price Per Share	Expiration	Potential Realizable Value At Assumed Annual Rates of Stock Price Appreciation For Option Terms(2)
Name	Granted(#)(1)	Fiscal Year	($/Sh)	Date(1)	5%($)		10%($)
Barry Diller	2,400,000	63.2%	$35.58	6/7/2015	21,600,000		84,984,000
	1,400,000	36.8%	$47.90	6/7/2015	—	(3)	32,326,000
Victor A. Kaufman	—	—	—	—	—		—
Thomas J. McInerney	—	—	—	—	—		—
Gregory R. Blatt	—	—	—	—	—		—
Douglas R. Lebda	—	—	—	—	—		—

(1)          The options to purchase 2,400,000 shares of IAC common stock have an exercise price representing 130% of the closing price of IAC common stock on the grant date and the options to purchase 1,400,000 shares of IAC common stock have an exercise price representing 175% of the closing price of IAC common stock on the grant date. The options have a 10-year term and vest in one lump sum installment on the fifth anniversary of the grant date, subject to continued employment. Upon a termination of Mr. Diller’s employment for death, disability, by IAC without cause or by Mr. Diller for good reason, the options will vest pro rata at 20% per year of completed service from the date of grant to the date of termination. Upon a termination of employment (other than for cause), Mr. Diller will have one year to exercise vested options (up to the end of the 10-year term). Upon a change in control, a minimum of 20% of the options will vest, with an additional 20% vesting for each completed year of service following the grant date. Upon any termination of Mr. Diller for cause, the options will be forfeited and any profits from the exercise of either option within the year immediately prior to the termination will be returned to IAC.

(2)          Applicable SEC rules require values to be calculated based on assumed rates of appreciation of the issuer’s stock price from the date of grant. These amounts are based on the closing price of IAC common stock on the grant date, as adjusted to give effect to the Reverse Stock Split and Spin-Off. The adjusted closing price ($27.37) was determined by dividing the actual, historical closing price on June 7, 2005 ($24.64) by 0.90036, which factor is equal to the value of $25.30, the closing price of IAC common stock on August 8, 2005, divided by $28.10, the closing price of IAC common stock trading on a when issued basis (which gave effect to the Reverse Stock Split and Spin-Off) on August 8, 2005.

These amounts represent assumed rates of appreciation only, as well as assume that all of the options vest and become exercisable and are held, in each case, for the full 10-year term. Actual gains, if any, on stock option exercises are dependent on the future performance of IAC common stock, as well as on the option holders’ continued employment through the vesting period and other contractual provisions. Potential value is reported net of the option exercise price, but before taxes associated with exercise. The amounts reflected in this table may not be achieved.

(3)          The application of the assumed rate of appreciation resulted in a stock price that is less than the exercise price of these options. Accordingly, no potential realizable dollar value is presented for these options in this case.

Stock Option Exercises

The table below presents information concerning the exercise of options by the Named Executive Officers during the year ended December 31, 2005 and the fiscal year-end value of all unexercised options held by the Named Executive Officers.

In connection with the Spin-Off, each vested option to purchase shares of IAC common stock was converted into an option to purchase shares of IAC common stock and an option to purchase shares of Expedia common stock.

For all Named Executive Officers other than Mr. Diller, any value realized upon exercise of Expedia stock options is considered compensation payable to them in their respective capacities as executive officers of IAC. In the case of Mr. Diller, any value realized upon exercise of his Expedia stock options is considered compensation payable to him in his capacity as Chairman of Expedia. Accordingly, the table below includes information relating to options to purchase shares of IAC common stock, with respect to Mr. Diller, and shares of IAC and Expedia common stock, with respect to the other Named Executive Officers, in each case, exercised during the fiscal year ended, and held as of, December 31, 2005.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

		Acquired On		Value	Number of Unexercised Options Held at Year End (#)		Value of Unexercised In-the-Money Options at Year End($)(2)
Name	Company	Exercise(#)		Realized($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Barry Diller	IAC	13,318,791	(3)	290,204,537	9,500,000	3,800,000	167,010,000	—	(4)
Victor A. Kaufman	IAC	—		—	932,540	—	2,335,824	—
	Expedia	—		—	831,250	—	2,340,563	—
Thomas J. McInerney	IAC	—		—	261,110	10,522	618,144	—	(4)
	Expedia	—		—	245,354	—	646,364	—
Gregory R. Blatt	IAC	—		—	—	—	—	—
	Expedia	—		—	—	—	—	—
Douglas R. Lebda	IAC	—		—	345,595	—	5,866,680	—
	Expedia	257,647		3,474,684	87,948	—	721,648	—

(1)           Represents the difference between the exercise price of the options and the sale price of IAC or Expedia common stock, as applicable, at the time of exercise.

(2)           Represents the difference between the closing price ($28.31 in the case of IAC common stock and $23.96 in the case of Expedia common stock) on December 31, 2005 and the exercise price of the options.

(3)           The number of shares acquired on exercise includes shares withheld for the payment of the exercise price and taxes due upon exercise.

(4)           The exercise prices of all unexercisable options to purchase IAC common stock held by Messrs. Diller and McInerney were greater than the closing price of IAC common stock on December 31, 2005, and accordingly, no dollar value is presented for these options.

Certain Agreements with Executive Officers

Mr. Diller.   Under the Equity and Bonus Compensation Agreement dated August 24, 1995, IAC issued and sold to Mr. Diller 441,998 shares of IAC common stock at $11.3125 per share in cash (the “Initial Diller Shares”) and an additional 441,998 shares of IAC common stock for the same per share price (the “Additional Diller Shares”) payable by means of a cash payment of $2,210 and an interest-free, secured, non-recourse promissory note in the amount of $4,997,779. The number of shares and per share purchase price have been adjusted to reflect the Company’s two-for-one stock splits completed in March 1998 and February 2000 and the one-for-two reverse stock split completed in August 2005. The promissory note is secured by the Additional Diller Shares and by that portion of the Initial Diller Shares having a fair market value on the purchase date of 20% of the principal amount of the promissory note, as well as by the Expedia shares received by Mr. Diller in respect of the IAC shares securing the promissory note. The promissory note is due the earlier of (i) the termination of Mr. Diller’s employment with IAC or (ii) September 5, 2007.

Mr. Diller’s Equity and Bonus Compensation Agreement with IAC also provides for a gross-up payment to be made to Mr. Diller, if necessary, to eliminate the effect of the imposition of the excise tax under Section 4999 of the Internal Revenue Code upon payments made to Mr. Diller and imposition of income and excise taxes on the gross-up payment.

Mr. Diller was also granted a bonus arrangement, contractually independent from the promissory note, under which he received a bonus payment of approximately $2.5 million on August 24, 1996, and was to receive a further bonus payment of $2.5 million on August 24, 1997, which was deferred. The deferred amount, which is payable on September 5, 2007, accrues interest at a rate of 6% per annum. See also “—Certain Relationships and Related Party Transactions—Relationships with Officers and Directors.”

Mr. Kaufman.   On February 5, 2004, IAC and Mr. Kaufman entered into an agreement pursuant to which Mr. Kaufman will continue to be employed by IAC as its Vice Chairman through February 5, 2007 (the “Initial Term”) and will then be employed by IAC on a part-time basis through February 5, 2010. The agreement provides for Mr. Kaufman’s compensation to be determined by the relevant committee of IAC’s Board of Directors, following consultation with IAC’s Chairman.

During the Initial Term, Mr. Kaufman will continue to oversee IAC’s legal, financial and mergers & acquisition groups. Mr. Kaufman has agreed that for the term of the agreement none of his activities outside of IAC shall be competitive with any IAC businesses. In connection with the Spin-Off, Mr. Kaufman’s agreement was amended on June 7, 2005 to provide that for so long as Mr. Kaufman is Vice Chairman of Expedia, Mr. Kaufman will devote at least 80% of his business time to IAC and Expedia, with IAC as his first priority. In addition, IAC agreed that Mr. Kaufman’s activities on behalf of Expedia shall not be deemed to be competitive with any of IAC’s businesses. In the event that Mr. Kaufman ceases to be Vice Chairman of Expedia during the term of his agreement, the agreement will revert to its terms in effect prior to the completion of the Spin-Off, which provided that Mr. Kaufman would devote at least 80% of his business time and attention to his duties to IAC and an online venture with IAC; provided, that Mr. Kaufman’s duties to IAC would be his first priority among his business activities. See “—Certain Relationships and Related Party Transactions—Relationships with Officers and Directors.”

The agreement provides that Mr. Kaufman’s options and other equity awards will continue to vest throughout the term of his full- and part-time employment with IAC. Vested options shall remain exercisable during both the Initial Term and the part-time employment period. However, in the event of termination of Mr. Kaufman’s employment by the Company for any reason other than for cause or if Mr. Kaufman terminates his employment for good reason, vested options to purchase shares of IAC common stock, which include vested options to purchase shares of Expedia common stock received by Mr. Kaufman as a result of the Spin-Off (collectively, the “Covered Options”), held by Mr. Kaufman as of the date of termination shall remain exercisable for two years from the date of such termination, plus an additional fifteen days for each month of service performed by Mr. Kaufman during the Initial Term (up to a maximum of three years), and if Mr. Kaufman terminates his employment other than for good reason, vested Covered Options held by Mr. Kaufman as of the date of such termination shall remain exercisable for one year from the date of such termination, provided in each case that the options do not earlier expire.

Mr. McInerney.   In connection with his employment with the Company as Chief Executive Officer of IAC Electronic Retailing, IAC and Mr. McInerney entered into an employment agreement on October 9, 2002, which agreement was amended on November 15, 2004, to reflect Mr. McInerney’s appointment as Executive Vice President and Chief Financial Officer of IAC, effective January 1, 2005. The employment agreement, which does not have a stated term and shall remain in effect until terminated by IAC or Mr. McInerney, provides that Mr. McInerney shall receive an annual base salary (subject to adjustment from time to time) and be eligible to receive annual discretionary bonuses and equity grants. In connection with his initial employment with the Company, Mr. McInerney received a grant of 45,018 IAC RSUs (as adjusted to reflect the Reverse Stock Split and Spin-Off), which vested in January 2006.

If Mr. McInerney terminates his employment for any reason or IAC terminates Mr. McInerney’s employment for any reason other than death, disability or cause, all vested stock options currently held by Mr. McInerney that were granted by IAC, Ticketmaster and/or Ticketmaster Online-Citysearch, Inc. (which as a result of the Spin-Off include vested options to purchase shares of Expedia common stock received by Mr. McInerney) on or before May 31, 2002 shall remain exercisable until the date that is 18 months from his termination. Pursuant to the agreement, Mr. McInerney is bound by a covenant not to compete with identified IAC businesses and a covenant not to solicit IAC’s employees during the term of the his agreement and for a period of two years after termination of employment.

Mr. Blatt.   In connection with his initial employment with the Company, IAC and Mr. Blatt entered into an employment agreement on November 5, 2003. The employment agreement, which expires on November 5, 2006, provides that Mr. Blatt shall receive an annual base salary (subject to adjustment from time to time) and be eligible to receive an annual discretionary bonus (including equity awards).  In connection with his initial employment with the Company, Mr. Blatt received a grant of 31,513 RSUs (as adjusted to reflect the Reverse Stock Split and Spin-Off), 23,635 of which are currently outstanding and vest in equal installments on November 5, 2006, 2007 and 2008, with accelerated vesting in full upon a change of control. In addition, upon termination of Mr. Blatt’s employment by IAC for any reason other than death, disability or cause, or if Mr. Blatt terminates his employment for good reason, the employment agreement provides for the partial acceleration of the RSUs received by Mr. Blatt in connection with his initial employment and requires IAC to pay Mr. Blatt his base salary through the then remaining term of his employment agreement.

Mr. Lebda.   In connection with Mr. Lebda’s appointment as President and Chief Operating Officer of IAC, IAC and Mr. Lebda entered into an employment agreement on December 14, 2005. The employment agreement has a term continuing through December 31, 2008 and provides that Mr. Lebda will receive an annual base salary of $750,000 (subject to adjustment from time to time) and will be eligible to receive an annual discretionary bonus and equity awards.

At the time of IAC’s acquisition of LendingTree, LendingTree granted to Mr. Lebda 42.5 restricted common units of LendingTree, representing 4.25% of the outstanding shares of common stock of LendingTree. The vesting schedule of these units was originally as follows:  40% vested on August 8, 2005, with 20% vesting on each of August 8, 2006, August 8, 2007 and February 8, 2008.

Under the employment agreement, 35% of the units continue to vest pro rata on the original vesting schedule and 25% of the units were exchanged for 200,000 restricted shares of IAC common stock, which will vest in equal installments on December 31, 2006, December 31, 2007 and December 31, 2008, based on Mr. Lebda’s continued employment with IAC and subject to the achievement of performance conditions set by the Compensation and Human Resources Committee of IAC’s Board of Directors. The currently vested units are unaffected by the new agreement. IAC has the right to purchase all of the units annually beginning in 2011, and Mr. Lebda has the right to require IAC to purchase all of the units annually beginning in 2009, in each case at the appraised value of the units. In the event that following the end of the term of the agreement (or upon an earlier termination of employment), 80% of the value of 25% of these units is less than the value of between 300,000 and 800,000 shares of IAC common stock (with the number of shares of IAC common stock increasing based on the achievement of performance conditions established by the Compensation and Human Resources Committee and tied to the performance of LendingTree), then 25% of the LendingTree units will be exchanged for the relevant number of shares of IAC common stock (based on the extent to which the relevant performance conditions were satisfied). In the event of a termination of employment that does not give rise to acceleration of vesting of Mr. Lebda’s equity (as described below), the exchange described in the immediately preceding sentence will occur with respect to the vested portion of the exchangeable LendingTree units and a reduced number of shares of IAC common stock (with the 300,000 to 800,000 share number vesting in three-equal increments on each December 31 of the term).

In addition, upon termination of Mr. Lebda’s employment by IAC for any reason other than death, disability or cause, or if Mr. Lebda terminates his employment for good reason, the agreement provides that, subject to Mr. Lebda’s execution and non-revocation of a release and compliance with the restrictive covenants described below, IAC will continue to pay Mr. Lebda his salary for the remainder of the term and the vesting of all equity described in the immediately preceding paragraph (and the associated exchange right) will accelerate. Pursuant to the agreement, Mr. Lebda is bound by a covenant not to compete with IAC’s businesses that will report directly or indirectly to Mr. Lebda and a covenant not to solicit IAC’s employees or business partners during the term of his employment and for two years after termination of employment for any reason. In addition, Mr. Lebda agreed not to use or disclose any confidential information of IAC or its affiliates.

Performance Graph

The graph below compares cumulative total return of IAC common stock, the Nasdaq Composite Index and the Goldman Sachs Technology Industry Index based on $100 invested at the close of trading on December 31, 2000 through December 31, 2005. IAC selected the Goldman Sachs Technology Industry Index as its Peer Group because it includes companies engaged in many of the same businesses as IAC. In the case of periods prior to August 9, 2005, the stock prices used to generate the information in the graph set forth below were determined by dividing the actual, historical prices (pre-adjustment for the Reverse Stock Split and Spin-Off) by 0.90036. This factor is equal to the value of $25.30, the closing price of IAC common stock on August 8, 2005, divided by $28.10, the closing price of IAC common stock trading on a when issued basis (which gave effect to the Reverse Stock Split and Spin-Off) on August 8, 2005.

	12/29/00	12/31/01	12/31/02	12/31/03	12/31/04	12/30/05	CAGR
IACI	$100.00	$140.50	$117.92	$147.56	$142.10	$131.136	6%
NASDAQ-COMPOSITE	$100.00	$78.95	$54.06	$81.09	$88.06	$89.27	-2%
GOLDMAN SACH TECHNOLOGY INDUSTRY INTERNET INDEX	$100.00	$57.77	$41.12	$79.65	$98.16	$112.96	2%

REPORT ON EXECUTIVE COMPENSATION

Membership in the Compensation and Human Resources Committee (which, through May 2006, was referred to as the Compensation/Benefits Committee) of the Board of Directors (collectively, the “Committee”) changed over the course of 2005. Accordingly, this report on IAC’s compensation philosophy and executive compensation programs for the 2005 fiscal year is being furnished by each Committee member with respect to the periods during which he or she served on the Committee.

Compensation Philosophy

IAC’s executive compensation program is designed to reward performance and to align the interests of IAC’s senior executives with those of the equity owners of IAC. To achieve this end, the Committee has reviewed all elements of compensation for senior executives and has developed and implemented a compensation program consisting primarily of base salaries, bonuses and equity compensation designed to attract, retain and appropriately motivate highly skilled executives with the business experience and acumen it believes necessary for achievement of IAC’s long-term business objectives. The Committee believes that the compensation for IAC’s executive officers is fair and reasonable.

Base Salary

In determining base salaries paid to IAC’s executive officers, the Committee takes into account a variety of factors, including recommendations of the Chief Executive Officer, competitive factors, individual performance and an assessment of the value of the individual’s services to IAC, the fairness of individual executive officers’ salaries relative to their responsibilities, individual compensation history and peers, and IAC’s performance. The Committee does not apply a formulaic approach, and gives these criteria varying degrees of weight depending on the specific circumstances.

Annual Bonus

In early 2005, the Committee established certain alternative performance goals relating to stock price appreciation and growth in Earnings Before Interest, Taxes and Amortization (as defined in the 2005 Stock Plan, “EBITA”), as well as maximum bonus amounts for fiscal 2005 for each individual who was then an executive officer. One of these goals was achieved during 2005, and in February of 2006, bonuses were paid in amounts the Committee deemed appropriate taking into account a number of considerations, including the recommendation of the Chief Executive Officer, various Company performance measures, the achievement by the Company of several key strategic initiatives in 2005 (including consummation of the Spin-Off, completion of the sale of the Company’s interests in the VUE joint venture, and the acquisition of Ask Jeeves, Inc.), the individual’s performance and contribution to IAC during the year and competitive factors. Mr. Lebda, who became an executive officer of IAC during December of 2005, was generally compensated as the CEO of LendingTree, the business he ran until accepting his position as President and Chief Operating Officer of the Company, and his bonus amount was generally predicated on that business’ 2005 performance.

Stock-Based Compensation

In February 2006, the Committee granted restricted stock units to executives and certain other employees throughout IAC and its businesses in connection with their service to IAC in 2005. The Committee believes that stock-based compensation aligns the interests of employees and long-term stockholders, is instrumental in retaining employee talent and forms an important element of IAC’s compensation practices.

In determining overall equity grant levels throughout IAC and its businesses, the Committee evaluated management’s view of the appropriate level of equity to be granted in order to properly retain and motivate its personnel, as well as the long-term dilutive effect of such grant levels, the practices of IAC’s primary competitors for personnel, and the impact of such levels on IAC’s reported results. Once aggregate equity pools were established for IAC and its businesses, the Committee approved all individual equity grants, including those to each executive officer (other than the CEO, who is discussed below). The Committee approved each grant to the executive officers based on its assessment of a variety of factors, including the recommendation of the Chief Executive Officer, various Company performance measures, the achievement by the Company of several key strategic initiatives in 2005 (including consummation of the Spin-Off, completion of the sale of the Company’s interests in the VUE joint venture, and the acquisition of Ask Jeeves, Inc.), the individual’s performance and contribution to IAC during the year and the expected future contribution to IAC, the overall incentive compensation profile of the individual, and various competitive factors. Some of these grants vest in equal installments on the first five anniversaries of the grant date, while others vest in their entirety on the fifth anniversary of the grant date. All grants to executive officers are subject to the satisfaction of one of two alternative specified performance goals generally tied to stock price performance and growth in EBITA.

Compensation of Chief Executive Officer for the Fiscal Year

Through August 9, 2005, Mr. Diller received a base salary at an annual rate of $930,000. Following the Spin-Off, Mr. Diller’s base salary was reduced to an annual rate of $465,000, on account of the fact that he would also be serving as the Chairman and senior executive officer of Expedia, Inc.

For fiscal year 2005, the Committee awarded Mr. Diller a bonus of $3,250,000. The Committee believes this bonus was appropriate given IAC’s performance against its growth and other objectives, Mr. Diller’s substantial contributions to IAC, a review of the compensation of other CEOs, and the achievement by the Company in 2005 of a number of significant strategic initiatives (including the Spin-Off, the sale of the Company’s interests in the VUE joint venture and the acquisition of Ask Jeeves, Inc.). In determining this amount, the Committee took into account the devotion of a portion of Mr. Diller’s time to the fulfillment of his duties at Expedia following the Spin-Off.

Mr. Diller received certain option grants from IAC in 1995 and 1997 and until 2005 had not received any subsequent equity grants from IAC. The Committee believes these awards have provided Mr. Diller with significant incentives to grow IAC and have strongly aligned his interest with those of stockholders, resulting in significant stockholder benefit. With a majority of those options expiring in 2005, and the remainder expiring in 2007, the Committee commenced a process in early 2005 to evaluate a new long-term incentive program for Mr. Diller to similarly align and motivate Mr. Diller for the future. On June 7, 2005, the Committee, after consulting with an independent outside compensation firm engaged by the Committee, granted to Mr. Diller 4,800,000 IAC stock options at an exercise price equal to 130% of IAC’s then stock price, and 2,800,000 IAC stock options at an exercise price equal to 175% of IAC’s then stock price. In the Spin-Off, those options were converted into 2,400,000 IAC stock options with exercise prices of $35.58 per share, and 1,400,000 IAC stock options with exercise prices of $47.90 per share, as well as an identical number of stock options in Expedia at exercise prices of $28.49 and $38.35, respectively. The Expedia options now relate entirely to Mr. Diller’s employment relationship with Expedia. The IAC options cliff vest on June 7, 2010, with varying acceleration schedules in the event of a change of control of IAC or certain terminations of Mr. Diller’s employment (as more fully described in “Executive Compensation—Stock Option Information—Stock Option Grants”). The Committee made this grant after taking into account a wide variety of factors, including:

•       competitive pay and performance data among comparator groups of companies;

•       the expiration schedule of Mr. Diller’s existing long-term incentive package;

•       the nature of Mr. Diller’s expiring long-term incentive package;

•       the significant incentive to create additional shareholder value inherent in the premium option pricing component of the new package;

•       the Committee’s substantial desire to retain Mr. Diller’s services for the long-term; and

•       the Committee’s intention to provide Mr. Diller with no additional long-term incentive awards during the next five years.

The Committee also considered the value to be realized by Mr. Diller from his exercise of stock options in 2005, but given that these options had all been granted ten years before, and had long since vested, the Committee considered the 2005 realization of this value a function of personal investment decisions by Mr. Diller and the imminence of the relevant option expiration dates. Therefore, the Committee does not consider the value realized to be compensation to Mr. Diller for his 2005 services.

Mr. Diller also was entitled to the personal use of IAC’s airplane and certain other corporate assets. The total incremental cost to IAC of these uses, along with certain other benefits received by Mr. Diller, as reflected in “Summary Compensation Table,” was $794,038.

The Committee believes that Mr. Diller’s total compensation received from IAC with respect to 2005, and its implementation of the new long-term incentive arrangement, was fair and reasonable in light of the various factors referenced above.

Tax Matters

Section 162(m) of the Internal Revenue Code generally permits a tax deduction to public corporations for compensation over $1,000,000 paid in any fiscal year to a corporation’s chief executive officer and four other most highly compensated executive officers only if the compensation qualifies as being performance-based. IAC endeavors to structure its compensation policies to qualify as performance-based under Section 162(m) whenever it is reasonably possible to do so while meeting the compensation objectives of the Company.

Nonetheless, from time to time certain non-deductible compensation is paid and the Board and the Committee reserve the authority to award non-deductible compensation in circumstances it deems appropriate. In addition, it is possible that some compensation paid pursuant to certain equity awards that have already been granted may be nondeductible as a result of Section 162(m) when individuals become executive officers of IAC after previously serving in other capacities.

Summary

The Committee believes that IAC’s executive compensation program must continually provide executives with a strong incentive to focus on and achieve IAC’s business objectives. By assuring that executives are appropriately compensated with an appropriate mix of salary and short- and long-term incentive compensation, the Committee believes the long-term interests of stockholders will be best served. The actions taken by the Committee with respect to 2005 compensation were consistent with this focus and the principles outlined above.

Members of the Compensation and Human Resources Committee

Edgar Bronfman, Jr. (Chair through November 2005)
Marie-Josée Kravis (Member through November 2005)
Arthur C. Martinez (Member from September 2005, Chair from November 2005)
Gen. H. Norman Schwarzkopf (Member)

AUDIT COMMITTEE REPORT

The Audit Committee operates under a written charter, which has been adopted by the Board of Directors. The Audit Committee charter governs the operations of the Audit Committee and sets forth its responsibilities, which include providing assistance to the Board of Directors with the monitoring of (1) the integrity of IAC’s financial statements, (2) the effectiveness of IAC’s internal control over financial reporting, (3) the qualifications and independence of IAC’s independent registered public accounting firm, (4) the performance of IAC’s internal audit function and independent registered public accounting firm and (5) the compliance by IAC with legal and regulatory requirements. It is not the duty of the Audit Committee to plan or conduct audits or to determine that IAC’s financial statements and disclosures are complete, accurate and in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and IAC’s independent registered public accounting firm.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of IAC for the fiscal year ended December 31, 2005 with IAC’s management and Ernst & Young LLP, IAC’s independent registered public accounting firm.

The Audit Committee has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”  In addition, the Committee has received the written disclosures and the letter from Ernst & Young required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and has discussed with Ernst & Young its independence from IAC and its management.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for IAC for the fiscal year ended December 31, 2005 be included in IAC’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the SEC.

Members of the Audit Committee

Alan Spoon (Chair)
Bryan Lourd
Steven Rattner

FEES PAID TO OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth fees for all professional services rendered by Ernst & Young to IAC for the years ended December 31, 2005 and 2004.

	2005	2004
Audit Fees(1)	$8,781,000	$8,230,000
Audit-Related Fees(2)	1,913,000	2,978,000
Total Audit and Audit-Related fees	10,694,000	11,208,000
Tax Fees(3)	41,000	105,000
Other Fees	—	—
Total Fees	$10,735,000	$11,313,000

(1)          Audit Fees include fees associated with the annual audit of IAC’s consolidated financial statements and internal control over financial reporting, statutory audits, reviews of IAC’s periodic reports, accounting consultations, reviews of SEC registration statements and consents and other services related to SEC matters. Statutory audits include audits performed for certain IAC businesses in various jurisdictions abroad, which audits are required by local law, as well as audits performed for certain IAC businesses in the United States, which audits are required by federal or state regulatory authorities.

(2)          Audit-Related Fees include fees for due diligence in connection with acquisitions, accounting consultations and benefit plan audits.

(3)          Tax Fees include fees for tax compliance, tax consultation and tax planning. These services included assistance regarding federal, state and international tax compliance and tax audits.

During 2003, the Audit Committee adopted a policy governing the pre-approval of all audit and permitted non-audit services performed by IAC’s independent registered public accounting firm in order to ensure that the provision of these services does not impair the auditors’ independence from IAC and its management. Unless a type of service to be provided by IAC’s independent registered public accounting firm has received general pre-approval, it will require specific pre-approval by the Audit Committee. Any proposed services in excess of pre-approved cost levels will require specific pre-approval by the Audit Committee. In all pre-approval instances, the Audit Committee will consider whether such services are consistent with SEC rules on auditor independence.

In its pre-approval policy, the Audit Committee has designated specific services that have the pre-approval of the Audit Committee (each of which is subject to pre-approved cost levels) and has classified these pre-approved services into one of four categories: Audit, Audit-Related, Tax and All Other. The term of any pre-approval is 12 months from the date of the pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee will revise the list of pre-approved services from time to time. Pre-approved fee levels for all services to be provided by the independent registered public accounting firm will be established periodically from time to time by the Audit Committee. Any proposed services in excess of pre-approved costs levels will require specific pre-approval by the Audit Committee.

Pursuant to its pre-approval policy, the Audit Committee may delegate its authority to grant pre-approvals to one or more of its members, and has currently delegated this authority to its Chairman. The decisions of the Chairman (or any other member(s) to whom such authority may be delegated) to grant pre-approvals must be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee may not delegate its responsibilities to pre-approve services to management.

Pursuant to the pre-approval policy, requests or applications to provide services that require separate pre-approval must be submitted, after consultation with the independent registered public accounting firm, to the Audit Committee by IAC’s Chief Financial Officer and/or the Controller. In connection with any such submission, each of the Chief Financial Officer and/or Controller, as applicable, as well as the independent registered public accounting firm, must represent to the Audit Committee that the request or application is, in their respective views, consistent with the SEC rules on auditor independence.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Relationships with Officers and Directors

Subject to the terms of an amended and restated stockholders agreement between Mr. Diller and Liberty, Mr. Diller has an irrevocable proxy to vote shares of IAC common stock and IAC Class B common stock beneficially owned by Liberty. By virtue of the proxy, as well as through shares owned by Mr. Diller directly, Mr. Diller is effectively able to control the outcome of all matters submitted to a vote or for the consent of IAC’s stockholders (other than with respect to the election by the holders of IAC common stock of 25% of the members of IAC’s Board of Directors and matters as to which Delaware law requires a separate class vote).

In 1997, IAC and Mr. Diller agreed to defer repayment of an interest-free, secured, non-recourse promissory note in the amount of $4,997,779 due from Mr. Diller from September 5, 1997 to September 5, 2007. The promissory note remains outstanding. In 1997, Mr. Diller and IAC agreed to defer the payment of a bonus in the amount of $2.5 million that otherwise was to be paid to Mr. Diller in 1997. The deferred bonus amount, which is payable on September 5, 2007, accrues interest at a rate of 6% per annum. See “Certain Agreements with Executive Officers—Mr. Diller.’’

In 2001, IAC and Mr. Diller entered into an agreement with respect to the construction of a screening room on Mr. Diller’s property to assist Mr. Diller in connection with Company-related activities. Construction costs of approximately $1.8 million were paid by IAC and the agreement provides that under certain circumstances, including upon Mr. Diller’s termination of employment by IAC or its affiliates, Mr. Diller shall have the option to pay to IAC an amount equal to the depreciated book value of the construction costs to acquire the facilities.

In 2005, certain telecommunications equipment was installed on Mr. Diller’s personal property to facilitate IAC business activities. IAC paid for the equipment at an aggregate cost of approximately $70,000 and retains ownership of the equipment.

In October 2000, a subsidiary of IAC and Nineteen Forty CC Inc. (“Nineteen Forty”), a company owned by Mr. Diller, acquired an aircraft for use by IAC. In connection with this transaction, IAC granted Nineteen Forty an option to acquire IAC’s interest in the aircraft for its depreciated value on IAC’s books. The aircraft is currently owned 77.2% by the IAC subsidiary and 22.8% by Nineteen Forty. IAC has entered into an agreement with Nineteen Forty pursuant to which IAC leases Nineteen Forty’s 22.8% interest in the aircraft for lease payments of approximately $53,000 per month and IAC pays all operating and maintenance expenses relating to the aircraft. The foregoing terms were based on market terms for similar aircraft leases.  Mr. Diller reimbursed IAC $94,565 for certain personal use of this aircraft during 2005 pursuant to a time-sharing agreement at the maximum rate allowable under applicable rules of the Federal Aviation Association. In addition, in connection with the Spin-Off, the IAC subsidiary that owns the 77.2% interest in aircraft entered into a time sharing agreement with Expedia, pursuant to which Expedia may use the aircraft. For a discussion of payments received by IAC from Expedia for use of the aircraft, see “—Relationships between IAC and Expedia—Aircraft Agreements.”

In December 2004, IAC committed to invest $2.0 million in convertible preferred stock of an online start-up venture controlled by Mr. Kaufman, which total investment would give IAC preferred stock convertible into 20% of the outstanding common stock of the venture. Pursuant to this commitment, IAC invested $500,000 in each of December 2004 and December 2005. IAC has various approval rights over significant transactions, the right to appoint directors to the board of directors proportionate to its holdings, and various forms of anti-dilution protection for its investment. It also has the option to purchase additional preferred stock for $20.0 million such that IAC would hold a 50% ownership percentage in the venture, the right to purchase Mr. Kaufman’s shares on March 31, 2012 (or earlier under certain circumstances in the event that Mr. Kaufman is no longer the senior-most executive of the venture) at fair market value, and the right to put its investment to the venture at the time of the venture’s first significant financing for the value of its stake implied by the terms of such financing, discounted by 30% to account for the illiquidity of the stock. Prior to making its investment, IAC received an analysis from an independent financial appraiser that concluded that the terms of its investment, including the financial terms, were reasonable and consistent with, and in certain instances more favorable to IAC than, those contained in similar first-round financing transactions between unrelated parties. The terms of the transaction were negotiated between Mr. Kaufman and various members of IAC’s senior management and approved by the Audit Committee.

The Company also owns fractional interests in certain aircraft, which interests were acquired for use by the Company. These fractional ownership interests entitle the Company to a pre-determined number of hours of flight time per year on certain aircraft, some of which was made available to Mr. Kaufman from time to time for personal use in 2005. Incremental costs relating to personal flight time for Mr. Kaufman in 2005 were approximately $71,000, all of which were paid directly by Mr. Kaufman.

From time to time, IAC has retained the services of Allen & Company LLC, a New York investment banking firm. Mr. Keough, a member of the Board of Directors of IAC, currently serves as Chairman (in a non-executive capacity) of Allen & Company LLC.

During 2005, one of IAC’s businesses, HSN, made payments to Diane Von Furstenberg Studio, LP of approximately $391,500 relating to sales of fashion merchandise by HSN. Ms. Von Furstenberg, a member of the Board of Directors of IAC, is the founder and Chairman of Diane Von Furstenberg Studio, LP.

Relationships between IAC and Expedia

Overview.   Following the Spin-Off, IAC and Expedia are related parties since they are under common control.  In connection with the Spin-Off, IAC and Expedia entered into various agreements, including, among others, a separation agreement, a tax sharing agreement, an employee matters agreement and a transition services agreement. Summaries of the separation, tax sharing, employee matters and transition services agreements are set forth in IAC’s Definitive Proxy Statement/Prospectus dated June 20, 2005, and copies of each of these agreements were filed as exhibits to IAC’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2005.

Under the transition services agreement, IAC agreed to provide certain assistance and services to Expedia on an interim, transitional basis, which during the period from August 9, 2005 through December 31, 2005 consisted primarily of assistance with governmental affairs and the leasing of certain office space by IAC to Expedia, among other assistance and services. Charges for assistance and services provided pursuant to this agreement are on a cost plus fixed percentage or hourly basis, as applicable. Expedia paid IAC approximately $136,000 for assistance and services provided by IAC pursuant to this agreement for the period from August 9, 2005 to December 31, 2005.

In connection with the Spin-Off, IAC and Expedia also entered into certain other arrangements, including arrangements regarding the sharing of certain costs and the use and ownership of certain aircraft and various commercial agreements, including distribution and services agreements, among others, and an agreement regarding the provision and use of certain advertising time, which are generally described below.

Cost Sharing Arrangements.   Mr. Diller currently serves as Chairman and Chief Executive Officer of IAC and Chairman of Expedia. In connection with the Spin-Off, IAC and Expedia agreed, in light of Mr. Diller’s senior role at both companies and his anticipated use of certain resources to the benefit of both companies, that certain expenses associated with such usage would be shared equally. These expenses include certain of Mr. Diller’s business expenses, costs for equipment dedicated to Mr. Diller’s use and expenses relating to Mr. Diller’s support staff, as well as certain other costs. In addition, IAC and Expedia agreed that costs incurred by IAC in connection with the provision of certain personal benefits to Mr. Diller would also be shared equally. The aggregate amount of costs billed to Expedia pursuant to these arrangements was approximately $248,000 for the period from August 9, 2005 through December 31, 2005, which amount does not include amounts billed to Expedia for its share of costs attributable to Mr. Diller’s personal use of Company aircraft, which are discussed below under “—Aircraft Agreements.”

Aircraft Agreements.   In connection with the Spin-Off, a subsidiary of IAC and Expedia entered into a time sharing agreement, pursuant to which Expedia may use the aircraft jointly owned by a subsidiary of IAC and an affiliate of Mr. Diller. Pursuant to the time sharing arrangement, Expedia will pay IAC the maximum amount permitted under applicable Federal Aviation Association regulations for use of the aircraft, or roughly two times the actual fuel cost incurred in such usage, plus certain enumerated out-of-pocket expenses. Payments made by Expedia to IAC for use of this aircraft for Expedia business and amounts billed to Expedia for its share of costs attributable to Mr. Diller’s personal use of this aircraft for the period from August 9, 2005 through December 31, 2005 were, collectively, approximately $337,000.

Each of IAC and Expedia has a 50% ownership interest in an aircraft that may be used by both companies. IAC and Expedia entered into an operating agreement that allocates the cost of operating and maintaining the aircraft between the parties based on the actual usage by each company. This aircraft is not yet operational and is currently being refurbished. In accordance with the operating agreement, each company is responsible for 50% of all costs relating to the refurbishment, which costs are generally paid directly by each company to third parties. On the fifth anniversary of the Spin-Off and annually thereafter, or at any time when Mr. Diller ceases to serve as Chairman of either IAC or Expedia, IAC will have a call right and Expedia will have a put right with respect to Expedia’s interest in the aircraft, in each case at fair market value. IAC has the right to sell the aircraft on behalf of both parties.

Commercial Agreements.   In connection with the Spin-Off, certain IAC subsidiaries entered into distribution and/or services agreements with certain Expedia subsidiaries. IAC believes that these arrangements have been negotiated on an arm’s length basis. In addition, IAC believes that these arrangements, whether taken individually or in the aggregate, do not constitute a material contract to IAC. Those agreements that, individually or together with similar agreements, involve revenues to IAC in excess of $60,000, are discussed below.

Pursuant to distribution agreements, certain IAC businesses make available inventory and promotional offers from various Expedia travel suppliers, as well as travel content and commerce links from an Expedia business. Expedia businesses maintain Ask-branded search boxes on their respective websites and supply content for related search results, and certain Expedia businesses make commerce links, select ticketing and resort inventory and discount programs offered by various IAC businesses available to their customers. Distribution agreements typically involve the payment of fees (usually on a fixed, per transaction, revenue share or commission basis) from the party seeking distribution of the product or service to the party that is providing the distribution. Services agreements primarily involve call center support and advertising sales services provided by IAC businesses, as well as private-label travel services provided by Expedia businesses.

For the period from August 9, 2005 through December 31, 2005, aggregate revenues received by IAC businesses from Expedia businesses pursuant to commercial agreements, primarily for call center services and, to a lesser extent, advertising services, were approximately $9.0 million. Aggregate payments made by

IAC businesses to Expedia businesses during this period pursuant to commercial agreements, primarily for advertising services and in connection with the participation by an Expedia business in certain discount programs, were approximately $810,000.

Advertising Agreement.   Prior to the Spin-Off, IAC provided certain Expedia subsidiaries with advertising time, primarily on the USA and Sci Fi cable channels, without any cash cost, pursuant to existing agreements with these subsidiaries. The advertising time provided was secured by IAC pursuant to an agreement with Universal Studios, Inc. (“Universal”) as part of the initial VUE transaction in 2002. See “—VUE Transactions” below.

In connection with the Spin-Off, IAC agreed that Expedia was entitled to approximately $17.1 million from the remaining advertising time available to IAC from Universal through its 2001 media agreement. This advertising time, which expires in 2007, may be used by Expedia subject to maximum annual dollar thresholds. Expedia used approximately $7.5 million of this advertising time during the period from August 9, 2005 through December 31, 2005 and used an additional approximately $8.0 million of this advertising time during the period from January 1, 2006 through February 28, 2006.

Relationships between IAC and Liberty Media Corporation

Under the terms of an amended and restated governance agreement among IAC, Liberty and Mr. Diller, Liberty has the right to nominate two individuals for election to the Board, so long as certain stock ownership requirements applicable to Liberty are satisfied. Mr. Berkman and Dr. Malone, who were appointed to the Board in February 2006 and May 2006, respectively, and are currently standing for election, were nominated by Liberty. Other than in his capacity as a director of IAC, Mr. Berkman does not have any direct or indirect interests in the Liberty/IAC agreements. In connection with his agreement to serve as Liberty’s designee on IAC’s Board, Liberty agreed to provide certain indemnities to Mr. Berkman.

Also, under the amended and restated governance agreement, if IAC issues or proposes to issue shares of IAC common stock or IAC Class B common stock, Liberty has preemptive rights that generally entitle it to purchase a number of IAC common shares so that Liberty will maintain the identical ownership interest in IAC that Liberty held immediately prior to such issuance or proposed issuance. No such preemptive rights were exercised during 2005.

During 2005, one of IAC’s businesses made revenue share payments in the aggregate amount of approximately $225,000 to a website affiliated with Liberty pursuant to an existing distribution agreement that expired in accordance with its terms in September 2005. IAC believes that its business agreements with Liberty have been negotiated on an arm’s length basis. In the ordinary course of business, and otherwise from time to time, IAC and its businesses may determine to enter into other agreements with Liberty and its affiliates.

Relationships with Microsoft

During 2005, the Microsoft Corporation was the beneficial owner of more than 5% of IAC common stock and, through the date of the Spin-Off, IAC Series A preferred stock. IAC and its businesses have entered into a series of commercial agreements with Microsoft, which generally relate to their adoption of Microsoft technology, software and functionality, branding and advertising, and the provision of ticketing, city guide and personals content and functionality to the Microsoft Network. IAC believes that these transactions have been negotiated on an arm’s length basis. Total fees paid to Microsoft by IAC and its businesses with respect to these arrangements in 2005 were approximately $51.3 million, which total includes amounts paid to Microsoft by Expedia and its businesses through August 8, 2005. In addition, during 2005, IAC provided approximately $5.8 million in advertising time to Microsoft, which advertising was obtained by IAC from Universal pursuant to the initial VUE transaction in 2002. See “—VUE

Transactions” below. Certain IAC businesses also purchased advertising time from NBC Universal on a pay television channel affiliated with Microsoft in 2005. See “—VUE Transactions—Relationships with NBC Universal and Its Affiliates.” In the ordinary course of business, and otherwise from time to time, IAC and its businesses may determine to enter into other commercial arrangements with Microsoft and its affiliates.

VUE Transactions

Sale By IAC of Its Interests in VUE.   On June 7, 2005, IAC completed a transaction in which it sold its common and preferred interests in VUE, a joint venture that held certain entertainment assets (“VUE”), to NBC Universal for approximately $3.4 billion in aggregate consideration. The aggregate consideration consisted of approximately $1.9 billion in cash, 28.3 million IAC common shares formerly held by NBC Universal and $115 million of television advertising time that NBC Universal will provide through its television media outlets over a three-year period commencing October 1, 2005. VUE was initially formed by Vivendi Universal, S.A. (“Vivendi”), IAC and Mr. Diller in 2002. Following the creation of NBC Universal in 2004, which resulted from the combination by Vivendi and the General Electric Company (“GE”) of the businesses of Universal and the National Broadcasting Company, Inc., VUE was controlled by NBC Universal. In connection with the sale by IAC of its interests in VUE described above, each of IAC, NBC Universal and Vivendi released one another from potential claims relating to IAC’s investment in VUE, and IAC and Vivendi agreed to permanently dismiss certain tax litigation previously pending in the Delaware courts. The transaction represented a complete exit by IAC from the VUE joint venture.

VUE Distributions.   Notwithstanding the sale of its interests in VUE, IAC recognized and received certain distributions in respect of this investment in 2005 for the period from January 1, 2005 through June 6, 2005. Specifically, IAC recognized paid-in-kind distributions with respect to its Class A preferred interests in VUE in an aggregate amount of approximately $18.3 million and received cash dividend payments with respect to its Class B preferred interests in VUE in an aggregate amount of approximately $32.7 million. In addition, in connection with the sale of its interests in VUE, IAC received a cash distribution in an aggregate amount of approximately $1.6 million in respect of estimated allocated taxable income attributable to its common interests in VUE, which amount is subject to adjustment upon the filing by VUE of its 2005 tax return.

Lastly, pursuant to the VUE partnership agreement and a related letter agreement, each of IAC, Mr. Diller and Mr. Kaufman received cash distributions in 2005 in respect of actual allocated taxable income attributable to their respective common interests in VUE for the fiscal year ended December 31, 2004 in the aggregate amount of approximately $10.1 million, $7.5 million and $442,000, respectively. The VUE common interests of Messrs. Diller and Kaufman were acquired by Universal in 2004.

Relationships with NBC Universal and Its Affiliates.   Certain IAC businesses made payments to, or received payments from, certain NBC Universal affiliates during the period from January 1, 2005 through June 6, 2005, which are described below. Certain IAC businesses purchased approximately $15.5 million  in advertising time (which amount includes advertising time purchased by certain Expedia businesses through June 6, 2005) on certain NBC Universal network and/or pay television channels, one of which is affiliated with Microsoft. See “—Relationships with Microsoft.” In addition, one of IAC’s businesses purchased admission tickets to NBC Universal theme parks and/or studio tours, which purchases totaled approximately $130,400. Lastly, one of IAC’s businesses received approximately $1.9 million in payments from a subsidiary of GE pursuant to a co-branded credit card program established by this business through the GE subsidiary. These payments consisted primarily of revenue share payments in respect of purchases made pursuant to co-branded cards and related sales and marketing support for the program. Following the sale by IAC of its interests in VUE, NBC Universal and its affiliates ceased to be related parties.

ANNUAL REPORTS

Upon written request to the Corporate Secretary, IAC/InterActiveCorp, 152 West 57th Street, 42nd Floor, New York, New York 10019, IAC will provide without charge to each person solicited an additional copy of IAC’s 2005 Annual Report on Form 10-K, including the financial statements and financial statement schedule filed therewith. Copies are also available on our website, www.iac.com. IAC will furnish requesting stockholders with any exhibit not contained in the Annual Report upon payment of a reasonable fee.

PROPOSALS BY STOCKHOLDERS FOR PRESENTATION AT THE
IAC 2007 ANNUAL MEETING

Stockholders who intend to have a proposal considered for inclusion in IAC’s proxy materials for presentation at the 2007 Annual Meeting of Stockholders must submit the proposal to IAC at its principal executive offices no later than January 24, 2007 which proposal must be made in accordance with the provisions of Rule 14a-8 of the Securities Exchange Act. Stockholders who intend to present a proposal at the 2007 Annual Meeting of Stockholders without inclusion of the proposal in IAC’s proxy materials are required to provide notice of such proposal to IAC no later than April 9, 2007. IAC reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

YOUR VOTE IS VERY IMPORTANT. THE BOARD ENCOURAGES YOU TO MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE AS SOON AS POSSIBLE.

New York, New York
May 24, 2006

Exhibit A

AUDIT COMMITTEE CHARTER
IAC/INTERACTIVECORP
(April 2006)

PURPOSE

The Audit Committee is appointed by the Board to oversee the accounting and financial reporting processes of the Company and the audits of the Company’s financial statements. In that regard, the Audit Committee assists the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the effectiveness of the Company’s internal control over financial reporting, (3) the qualifications and independence of the independent registered public accounting firm (the “independent accounting firm”), (4) the performance of the Company’s internal audit function and independent accounting firm, and (5) the compliance by the Company with legal and regulatory requirements.

COMMITTEE MEMBERSHIP

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of NASDAQ and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934 (the “Exchange Act”). All members of the Audit Committee shall be able to read and understand fundamental financial statements. No member of the Audit Committee shall have participated in the preparation of the financial statements of the Company in the past three years. These membership requirements shall be subject to exemptions and cure periods permitted by the rules of NASDAQ and the Securities and Exchange Commission (the “SEC”), as in effect from time to time.

At least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the SEC. The members of the Audit Committee shall be appointed and may be replaced by the Board.

MEETINGS

The Audit Committee shall meet as often as it determines necessary but not less frequently than quarterly. The Audit Committee shall have the authority to meet periodically with management, the internal auditors and the independent accounting firm in separate executive sessions, and to have such other direct and independent interaction with such persons from time to time as the members of the Audit Committee deem necessary or appropriate. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent accounting firm to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. Written minutes of Committee meetings shall be maintained.

COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Audit Committee shall have the sole authority to appoint, determine funding for, and oversee the independent accounting firm (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent accounting firm (including resolution of disagreements between management and the independent accounting firm regarding financial reporting and/or internal control related matters) for the purpose of preparing or issuing an audit report or related work. The independent accounting firm shall report directly to the Audit Committee.

The Audit Committee shall pre-approve all auditing services, audit-related services, including internal control-related services, and permitted non-audit services to be performed for the Company by its independent accounting firm, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act which are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit, audit-related and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to engage and determine funding for independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent accounting firm for the purpose of rendering or issuing an audit report or performing other audit, review or attest services for the Company and to any advisors employed by the Audit Committee, as well as funding for the payment of ordinary administrative expenses of the Audit Committee that are necessary or appropriate in carrying out its duties.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

In fulfilling its purpose and carrying out its responsibilities, the Audit Committee shall maintain flexibility in its policies and procedures in order to best address changing conditions and a variety of circumstances. Accordingly, the Audit Committee’s activities shall not be limited by this Charter. Subject to the foregoing, the Audit Committee shall, to the extent it deems necessary or appropriate:

1.                Review and discuss with management and the independent accounting firm the annual audited financial statements, as well as disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.                Review and discuss with management and the independent accounting firm the Company’s earnings press releases and the results of the independent accounting firm’s review of the quarterly financial statements.

3.                Discuss with management and the independent accounting firm significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles.

4.                Review and discuss with management and the independent accounting firm any major issues as to the adequacy of the Company’s internal controls, including any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls, any special steps adopted in light of these issues and the adequacy of disclosures about changes in internal control over financial reporting.

5.                Review and discuss any material issues raised by or reports from the independent accounting firm, including those relating to:

(a)           Critical accounting policies and practices to be used in preparing the Company’s financial statements.

(b)          Alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent accounting firm.

(c)           Unadjusted differences and management letters.

6.                Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

7.                Discuss with the independent accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit, including any difficulties encountered in the course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

8.                Periodically evaluate the qualifications and performance of the independent accounting firm and the senior members of the audit team, including a review of reports provided by the independent accounting firm relating to its internal quality-control procedures.

9.                Obtain from the independent accounting firm a formal written statement delineating all relationships between the independent accounting firm and the Company. It is the responsibility of the Audit Committee to actively engage in a dialogue with the independent accounting firm with respect to any disclosed relationships or services that may impact the objectivity and independence of the accounting firm and for purposes of taking, or recommending that the full Board take, appropriate actions to oversee the independence of the outside accounting firm.

10.         Meet with the independent accounting firm prior to the audit to discuss the planning and staffing of the audit.

11.         Review the proposed internal audit plans with management and any significant results of such audits.

12.         Obtain from the independent accounting firm assurance that Section 10A(b) of the Exchange Act has not been implicated.

13.         Discuss with management, the Company’s senior internal auditing executive and the independent accounting firm the Company’s and its subsidiaries’ compliance with applicable legal requirements and codes of conduct.

14.         Approve all related party transactions to the extent required by NASDAQ regulations.

15.         Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

16.         Discuss with management and the independent accounting firm any correspondence with regulators or governmental agencies and any published reports which raise material issues regarding the Company’s financial statements or accounting policies.

17.         Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

18.         Furnish the Audit Committee report required by the rules of the SEC to be included in the Company’s annual proxy statement.

LIMITATION OF AUDIT COMMITTEE’S ROLE

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations or to determine that the Company’s internal controls over financial reporting are effective. These are the responsibilities of management and the independent accounting firm. Additionally, the Audit Committee as well as the Board recognizes that members of the Company’s management who are responsible for financial management, as well as the independent accounting firm, have more time, knowledge, and detailed information on the Company than do Committee members; consequently, in carrying out its oversight responsibilities, the Audit Committee is not providing any expert or special assurances with respect to the Company’s financial statements or any professional certifications as to the independent accounting firm’s work.

IAC/INTERACTIVECORP

P R O X Y

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

OF IAC/INTERACTIVECORP

IN CONNECTION WITH THE

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD TUESDAY, JUNE 20, 2006

The undersigned stockholder of IAC/InterActiveCorp, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 24, 2006 and hereby appoints each of Gregory R. Blatt, Joanne Hawkins and Thomas J. McInerney, proxy and attorney-in-fact, each with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of IAC/InterActiveCorp to be held on Tuesday, June 20, 2006, at 9:00 a.m, local time, at Le Parker Meridien Hotel, 118 West 57th Street, New York, New York 10019, and at any related adjournments or postponements, and to vote all shares of Common Stock and/or Preferred Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side hereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE PROVIDED.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" EACH OF THE PROPOSALS LISTED, AND IN THE DISCRETION OF THE PROXIES ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, INCLUDING, AMONG OTHER THINGS, CONSIDERATION OF ANY MOTION MADE FOR ADJOURNMENT OR POSTPONEMENT OF THE MEETING.

(See reverse side)

To change your address, please mark this box. ☐

To include any comments, please mark this box. ☐

IAC/INTERACTIVECORP P. O. BOX 11001 NEW YORK, N.Y. 10203-0001

IAC/INTERACTIVECORP

YOUR VOTE IS IMPORTANT

VOTE BY INTERNET / TELEPHONE

24 HOURS A DAY, 7 DAYS A WEEK

		TELEPHONE		MAIL
INTERNET
	https://www.proxyvotenow.com/iac		1-866-386-4703
●	Go to the website address listed above.	●	Use any touch-tone telephone.	●	Mark, sign and date your proxy card.
●	Have your proxy card ready.	●	Have your proxy card ready.	●	Detach your proxy card.
●	Follow the simple instructions that appear on your computer screen.	●	Follow the simple recorded instructions.	●	Return your proxy card in the postage-paid envelope provided.

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the internet there is no need for you to mail back your proxy.

1-866-368-4703

CALL TOLL-FREE TO VOTE

DETACH PROXY CARD HERE IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)	☒ Votes must be indicated in Black or Blue ink.

IAC/INTERACTIVECORP'S BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 and 2

1.             Election of Directors

FOR all nominees listed below ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐	EXCEPTIONS ☐

Nominees: 01 William H. Berkman, 02 Edgar Bronfman, Jr., 03 Barry Diller, 04 Victor A. Kaufman, 05* Donald R. Keough, 06* Bryan Lourd, 07 John C. Malone, 08 Arthur C. Martinez 09 Steven Rattner, 10* Gen. H. Norman Schwarzkopf, 11 Alan G. Spoon, 12 Diane Von Furstenberg

*To be voted upon by the holders of Common Stock voting as a separate class. (INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and strike a line through that nominee's name.)

All nominees will serve a term of one year or until their respective successors shall have been duly elected and qualified.

2.             To ratify the appointment of Ernst & Young LLP as IAC's independent registered public accounting firm for the 2006 fiscal year.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.             To transact such other business as may properly come before the meeting and any related adjournments or postponements.

To change your address, please mark this box. ☐

To include any comments, please mark this box. ☐

SCAN LINE

Please sign exactly as name appears on Proxy.

Note: When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer or partner, please give full title as such. If a corporation, please sign in corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date	Share Owner sign here	Co-Owner sign here